UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SmartStop Self Storage REIT, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SMARTSTOP SELF STORAGE REIT, INC.

10 Terrace Road

Ladera Ranch, California 92694

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On

Tuesday, June 23, 2026 at 9:00 a.m. (PDT)

To the Stockholders of SmartStop Self Storage REIT, Inc.:

We invite you to attend the annual meeting of stockholders of SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”). As this meeting will be held virtually, you will be able to attend the annual meeting and vote and submit your questions during the annual meeting via live webcast by visiting meetnow.global/MLWU9A4. At the annual meeting, stockholders will be asked to consider and vote upon:

1.	the election of six directors, each to serve until the 2027 annual meeting of stockholders and until his or her successor is elected and qualifies;

2.	the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement;

3.	the approval, on a non-binding, advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers;

4.	the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2026; and

5.	the transaction of such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Our board of directors has fixed the close of business on March 31, 2026 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof. Only record holders of our common stock as of the close of business on the record date are entitled to notice of and to vote at the annual meeting.

For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about these proposals or would like additional copies of the proxy statement, please contact Nicholas M. Look, our General Counsel and Secretary, via mail at 10 Terrace Road, Ladera Ranch, California 92694 or via telephone at (833) 404-4110.

Whether you own a few or many shares and whether you plan to attend the live webcast or not, it is important that your shares be voted on matters that come before the annual meeting. None of our stockholders own more than 10% of our outstanding shares, so every stockholder’s vote is important to us. To make voting easier for you, you may authorize a proxy to vote your shares in one of three ways: (1) by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the envelope provided; (2) by completing a proxy card at www.proxy-direct.com; or (3) by telephone at (800) 337-3503. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of our board of directors.

You are cordially invited to attend the annual meeting by participating in the live webcast. Whether or not you plan to attend the live webcast, please authorize a proxy to vote your shares using one of the three prescribed methods. Your vote is very important.

By Order of the Board of Directors,

/s/ Nicholas M. Look
Nicholas M. Look
General Counsel and Secretary

Ladera Ranch, California

April 15, 2026

SMARTSTOP SELF STORAGE REIT, INC.

10 Terrace Road

Ladera Ranch, California 92694

PROXY STATEMENT

Introduction

The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the board of directors of SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Company”) for use at the annual meeting of our stockholders and at any postponement or adjournment thereof. References in this proxy statement to “we,” “us,” “our,” or like terms also refer to the Company. The mailing address of our principal executive offices is 10 Terrace Road, Ladera Ranch, California 92694. We expect to mail this proxy statement and the accompanying proxy to our stockholders on or about April 29, 2026. Our Annual Report to Stockholders will be mailed on the same date.

QUESTIONS AND ANSWERS

Q:	When and where will the annual meeting be held?

A:

Our 2026 annual meeting of stockholders will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the meeting only if you were a stockholder of the Company as of the close of business on the Record Date (defined below), or if you hold a valid proxy for the meeting. No physical meeting will be held.

You will be able to attend the meeting online and submit your questions during the meeting by visiting meetnow.global/MLWU9A4. You also will be able to vote your shares online by attending the meeting by webcast. To participate in the meeting, you will need to log on using the control number from your proxy card or meeting notice. The control number can be found in the shaded box.

The online meeting will begin promptly on June 23, 2026 at 9:00 a.m. (PDT). We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the access instructions as outlined in this proxy statement.

Q:	What if I have trouble accessing the Annual Meeting virtually?

A:

The virtual meeting platform is fully supported across MS Edge, Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416 or 1-781-575-2748.

Q:	What is the purpose of the meeting?

A:	At the meeting, you will be asked to consider and vote upon:

•	the election of six directors, each to serve until the 2027 annual meeting of stockholders and until his or her successor is elected and qualifies;

•	the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement;

•	the approval, on a non-binding, advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers;

•	the ratification of the appointment of BDO USA, P.C. (“BDO”) as our independent registered public accounting firm for the year ending December 31, 2026.

Our board of directors is not aware of any matters that may be acted upon at the meeting other than the matters set forth in the bullet points listed above.

Q:	Who can vote at the meeting?

A:

Only record holders of our common stock as of the close of business on March 31, 2026 (the “Record Date”) are entitled to receive notice of the annual meeting and to vote the shares of common stock that they hold on that date. As of the close of business on the record date, we had approximately 55.2 million shares of common stock issued, outstanding and eligible to vote.

Q:	How many votes do I have?

A:	Each outstanding share of common stock entitles its holder to cast one vote with respect to each matter to be voted upon at the annual meeting.

Q:	How can I vote?

A:

If you were a stockholder of record at the close of business on the Record Date, you may vote in person via webcast at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via mail, by completing, signing, dating and returning your proxy card in the enclosed envelope;

•	via the Internet at www.proxy-direct.com; or

•	via telephone at (800) 337-3503.

Regardless of whether you plan to attend the annual meeting, we encourage you to authorize a proxy to vote your shares in accordance with one of the methods described above. None of our stockholders own more than 10% of our outstanding shares, so every stockholder’s vote is important to us. If you authorize a proxy to vote your shares, you may still attend the annual meeting and vote in person via webcast. If you do so, any previous votes that you submitted, whether by mail, the Internet or telephone, will be superseded by the vote that you cast at the annual meeting.

Q:	How will my proxy be voted?

A:

Shares represented by valid proxies will be voted in accordance with the directions given on the relevant proxy card. If a proxy card is signed and returned without any directions given, the individuals named on the card as proxy holders will vote in accordance with the recommendations of our board of directors as to: (1) the election of directors; and (2) the ratification of the appointment of BDO as our independent registered public accounting firm for the year ending December 31, 2026.

If other matters requiring the vote of our stockholders come before the meeting, the persons named in the proxy card will vote the proxies held by them in their discretion.

Q:	What are the board of directors’ voting recommendations?

A:	Our board of directors recommends that you vote:

(1)	“FOR” each of the nominees to our board of directors;

(2)	“FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement;

(3)	“EVERY YEAR” for the approval, on a non-binding, advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers; and

(4)	“FOR” the ratification of BDO as our independent registered public accounting firm for the year ending December 31, 2026.

Q:	What vote is required to approve each proposal?

A:

Election of Directors. Each director is elected by the affirmative vote of the majority of total votes cast with respect to his or her election at the annual meeting, if a quorum is present. Votes are cast either in person via webcast or by proxy. There is no cumulative voting in the election of our directors. Any shares present but not voted (whether by abstention, broker non-vote, or otherwise) will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at the annual meeting. In such circumstances, directors will instead be elected by a plurality of all the votes cast at the annual meeting at which a quorum is present. The election of directors at this year’s annual meeting is not contested.

Advisory Vote on Executive Compensation. The advisory vote on the compensation of our named executive officers is approved by the affirmative vote of a majority of the votes cast on the proposal at the annual meeting, if a quorum is present. Votes are cast either in person via webcast or by proxy. Any shares present but not voted (whether by abstention, broker non-vote, or otherwise) will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal. As an advisory vote, this proposal is not binding on us, our board of directors, or the Compensation Committee of our board of directors. Our board of directors and the Compensation Committee value the opinions expressed by stockholders in their advisory votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation. The option of one year, two years, or three years that receives a majority of all the votes cast at the annual meeting, if a quorum is present, will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. If none of the options receive a majority of the votes cast, it is the intention of the board of directors to treat the option that receives the most votes as the option selected by the stockholders. Votes are cast either in person via webcast or by proxy. Any shares present but not voted (whether by abstention, broker non-vote or otherwise) will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal. As an advisory vote, this proposal is not binding on us, our board of directors, or the Compensation Committee of our board of directors. However, our board of directors and the Compensation Committee value the opinions expressed by stockholders in their advisory votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay proposal.

Ratification of Appointment of Independent Accounting Firm. The appointment of BDO as our independent registered public accounting firm for the year ending December 31, 2026 is ratified by the affirmative vote of a majority of the votes cast on the proposal at the annual meeting, if a quorum is present. Votes are cast either in person via webcast or by proxy. Any shares present but not voted (whether by abstention or otherwise) will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal. In the event this matter is not ratified by our stockholders, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Q:	What constitutes a “quorum”?

A:

The presence at the annual meeting, in person via webcast or represented by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. There must be a quorum for a meeting to be held. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum; however, abstentions and broker non-votes will not be counted as votes cast.

Q:	How can I change my vote or revoke my proxy?

A:

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a properly executed, later-dated proxy (via mail, the Internet, or telephone), by attending the annual meeting and voting in person via webcast or by written notice addressed to: SmartStop Self Storage REIT, Inc., Attention: Nicholas M. Look, Secretary, 10 Terrace Road, Ladera Ranch, California 92694.

To be effective, a proxy revocation must be received by us at or prior to the annual meeting.

Q:	Who will bear the costs of soliciting votes for the meeting?

A:

We will bear the entire cost of the solicitation of proxies from our stockholders. We have retained Computershare to assist us in connection with the solicitation of proxies for the annual meeting. We expect to pay Computershare fees of approximately $71,000, plus out-of-pocket expenses, for its basic solicitation services, which include review of proxy materials, dissemination of broker search cards, distribution of proxy materials, solicitation of brokers, banks, and institutional holders, and delivery of executed proxies. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person via webcast, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We also expect to incur approximately $5,000 in expenses related to printing of these proxy materials and our annual report. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

Q:	What if I receive only one set of proxy materials although there are multiple stockholders at my address?

A:

The U.S. Securities and Exchange Commission (the “SEC”) has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports, which allows us to send a single proxy statement or annual report to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents this year, but you would prefer to receive your own copy, you may direct requests for separate copies to SmartStop Self Storage REIT, Inc., Attention: Nicholas M. Look, Secretary, 10 Terrace Road, Ladera Ranch, California 92694, or call us at (833) 404-4110. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address and phone number.

Q:	How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?

A:

In order for a stockholder proposal to be properly submitted for presentation at our 2027 annual meeting, we must receive written notice of the proposal at our executive offices during the period beginning on November 30, 2026 and ending at 5:00 p.m., local time, on December 30, 2026. If you wish to present a proposal for inclusion in the proxy materials for next year’s annual meeting, we must receive written notice of your proposal at our executive offices no later than December 30, 2026. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: SmartStop Self Storage REIT, Inc., Attention: Nicholas M. Look, Secretary, 10 Terrace Road, Ladera Ranch, California 92694. For additional information, see the “Stockholder Proposals” section in this proxy statement.

Q:	Who do I call if I have questions about the meeting?

A:

We have retained Computershare to assist with the proxy process. If you have any questions related to the annual meeting (including the new virtual format) or voting your proxy, you can call Computershare and talk to a live proxy representative toll free at (866) 765-5954 with any proxy related questions.

CERTAIN INFORMATION ABOUT MANAGEMENT

Board of Directors

General

We operate under the direction of our board of directors. Our board of directors is responsible for the management and control of our affairs. Our board of directors consists of H. Michael Schwartz, our Founder, President, Chief Executive Officer and Chairman of our board of directors, Wayne Johnson, our Chief Investment Officer, and four independent directors, Harold “Skip” Perry (our lead independent director), Timothy S. Morris, David J. Mueller and Lora Gotcheva, each of whom has been recommended by our Nominating and Corporate Governance Committee and nominated by our board of directors for re-election to serve until our 2027 annual meeting of stockholders and until his or her successor is elected and qualifies. For more detailed information on our directors, see the “Executive Officers and Directors” section below. Our board of directors has formed the following three committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.

Leadership Structure

We do not currently have a policy to separate the roles of CEO and Chairman of the Board, or Chairman. Rather, our board of directors makes this determination based on relevant facts and circumstances in order to establish a structure that meets our needs at the given time, including, but not limited to, our current size, the size of our board of directors, the participation of our independent directors in the oversight of our operations and strategy, and our position and direction. However, our board of directors established the position of lead independent director to provide for an independent leadership role on the board of directors when the roles of CEO and Chairman are combined. The role of the lead independent director includes, among other things: (i) presiding over executive sessions of the independent directors; (ii) calling meetings of the independent directors as appropriate and setting the agenda; (iii) acting as liaison between the independent directors and the Chairman and CEO; (iv) leading the evaluation of our Chairman and CEO; and (v) responding to and communicating with stockholders on inquiries when appropriate, following consultation with the Chairman and CEO. Our lead independent director is Harold “Skip” Perry, who was appointed as such in April 2022.

Meetings of our Board of Directors

During 2025, our board of directors held 11 meetings. Each of our directors attended at least 75% of the meetings of the board of directors and committees on which he or she served.

Director Independence

As required by our charter and the listing standards of the NYSE, a majority of the members of our board of directors and each committee of our board of directors are “independent” as determined by our board of directors by applying the definition of “independent” adopted by the NYSE and applicable rules and regulations of the SEC. Our board of directors has determined that Messrs. Morris, Mueller, Perry and Ms. Gotcheva each meet the relevant definition of “independent.”

Communications with Directors

We have established several means for stockholders and other interested parties to communicate concerns to our board of directors. If the concern relates to our financial statements, accounting practices or internal controls, the concerns should be submitted in writing to the Chairman of the Audit Committee of our board of directors in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, the concern should be submitted in writing to our lead independent director in care of our Secretary at our headquarters address. If a stockholder or other interested party is uncertain as to which category his or her concern relates, he or she may communicate it in writing to the lead independent director in care of our Secretary. All concerns submitted in care of our Secretary will be delivered to the appropriate individual for handling.
Though we have no formal policy on the matter, we encourage all of the members of our board of directors to attend our annual meeting of stockholders.
Risk Management Role
As part of its oversight role, our board of directors actively supervises the members of our management that are directly responsible for our day-to-day
risk management. The board’s risk management role has no impact on its leadership structure. The Audit Committee of our board of directors, which consists of three of our independent directors, Messrs. Mueller and Perry and Ms. Gotcheva, annually reviews with management our policies with respect to risk assessment and risk management. Further, our board of directors delegated to the Audit Committee oversight of cybersecurity and other information technology risks. The Audit Committee receives quarterly reports from management on our cybersecurity risks. In addition, management updates the Audit Committee as necessary regarding any significant cybersecurity incidents.
Code of
Ethics
Our board of directors adopted an amended Code of Ethics and Business Conduct on September 16, 2019 (the “Code of Ethics”), which contains general guidelines applicable to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer, our directors and our employees. We adopted our Code of Ethics with the purpose of promoting the following: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict; (3) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the SEC and the NYSE and in other public communications made by us; (4) compliance with applicable laws and governmental rules and regulations; (5) the prompt internal reporting of violations of the Code of Ethics to our Code of Ethics Compliance Officer; (6) accountability for adherence to the Code of Ethics; and (7) guidance to covered persons to help them recognize and deal with ethical issues. A copy of the Code of Ethics is available on our website www.smartstopselfstorage.com under About Us—Investor Relations—Governance. Pursuant to our Insider Trading Policy, our directors and executive officers may not enter into hedging or monetization transactions or similar arrangements with respect to our securities.
Insider Trading Policy
We have adopted an insider trading policy that sets forth basic guidelines for trading in the Company’s securities by officers, members of the board of directors and other individuals having access to material nonpublic information. The policy was reasonably designed to promote compliance with insider trading laws, including the rules and regulations of the SEC, as well as NYSE listing standards. A copy of our insider trading policy was incorporated by reference as Exhibit 19 to our Annual Report on Form 10-K filed with the SEC on February 27, 2026.
Audit Committee
General
Our board of directors adopted an amended charter for the Audit Committee on April 1, 2025 (the “Audit Committee Charter”). A copy of the Audit Committee’s charter is available on our website www.smartstopselfstorage.com under About Us—Investor Relations—Governance. The Audit Committee assists our board of directors relating to: (1) the integrity of the Company’s financial statements and other financial information to be provided to the stockholders of the Company and others; (2) the Company’s compliance with legal and regulatory requirements; (3) the system of internal controls which management of the Company has established; (4) the qualifications and independence of the Company’s independent auditor; (5) the performance of the Company’s internal audit function and independent auditors; and (6) the Company’s audit and financial reporting processes. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter and in accordance with current laws, rules and regulations.

The members of the Audit Committee are three of our independent directors, Messrs. Mueller and Perry and Ms. Gotcheva, with Mr. Mueller currently serving as Chairman of the Audit Committee. Each member of the Audit Committee must satisfy the independence requirements of the NYSE and the SEC. Our board of directors has determined that Mr. Mueller satisfies the requirements for an “Audit Committee financial expert” and has designated Mr. Mueller as the audit committee financial expert in accordance with applicable SEC rules. The Audit Committee held five meetings during 2025.

Relationship with Principal Auditor

Overview

On the recommendation of the Audit Committee, our board of directors has appointed BDO as our independent registered public accounting firm (“independent auditor”), for the year ending December 31, 2026. Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of BDO to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee reserves the right to select a new independent auditor at any time in the future in its discretion if it deems such decision to be in the best interests of the Company. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Representatives of BDO are expected to be present via webcast at the annual meeting and will have an opportunity to make a statement if they desire. The representatives will also be available to respond to appropriate questions from our stockholders.

Pre-Approval Policies

The Audit Committee Charter requires that the Audit Committee pre-approve all auditing services performed for the Company by our independent auditor, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditor’s independence. In determining whether or not to pre-approve services, the Audit Committee considers whether the service is permissible under applicable SEC rules. The Audit Committee may, in its discretion, delegate one or more of its members the authority to pre-approve any services to be performed by our independent auditor, provided such pre-approval is presented to the full Audit Committee at its next scheduled meeting.

All services rendered by BDO for the years ended December 31, 2025 and 2024 were pre-approved in accordance with the policies set forth above.

Fees to Principal Auditor

The Audit Committee reviewed the audit and non-audit services performed by BDO, as well as the fees charged by BDO for such services. The aggregate fees for professional accounting services provided by BDO, including the audit of our annual financial statements, for the years ended December 31, 2025 and 2024, respectively, are set forth in the table below.

	BDO USA, P.C. for the Year Ended December 31, 2025	BDO USA, P.C. for the Year Ended December 31, 2024
Audit Fees	$1,356,923	$832,334
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,356,923	$832,334

For purposes of the preceding table, the professional fees are classified as follows:

•

Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of our quarterly financial statements and other procedures performed by the independent auditors to be able to form an opinion on our financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, and services that generally only an independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC.

•

Audit-Related Fees – These are fees for assurance and related services that traditionally are performed by an independent auditor, such as due diligence related to acquisitions and dispositions, audits related to acquisitions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•

Tax Fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Such services may also include assistance with tax audits and appeals before the Internal Revenue Service (IRS) and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All Other Fees – These are fees for other permissible work performed that do not meet one of the above-described categories.

Audit Committee Report

Pursuant to the Audit Committee Charter adopted by the board of directors of the Company, the Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by overseeing the independent auditors, the audit and financial reporting process and the system of internal control over financial reporting that management has established and by reviewing the financial information to be provided to the Company’s stockholders and others. The Audit Committee is composed of three independent directors and met five times during the year ended December 31, 2025. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurances with regard to the financial statements of the Company, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2025 included in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the financial reporting and controls of the Company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and acceptability of the financial reporting and such other matters as are required to be discussed with the Audit Committee under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees.” The Audit Committee also received the written disclosures and the letter from the Company’s independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the financial reporting of the Company.

In reliance on these reviews and discussions, the Audit Committee recommended to our board of directors that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC. Our board of directors subsequently accepted the Audit Committee’s recommendation and approved the Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

David J. Mueller (Chairman)

Harold “Skip” Perry

Lora Gotcheva

The preceding Audit Committee Report to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

General

Our board of directors adopted an amended charter for the Nominating and Corporate Governance Committee on April 1, 2025 (the “Nominating and Corporate Governance Committee Charter”). A copy of the Nominating and Corporate Governance Committee Charter is available on our website www.smartstopselfstorage.com under About Us—Investor Relations—Governance. The primary purposes of the Nominating and Corporate Governance Committee are to: (1) (a) identify individuals qualified to serve on our board of directors, consistent with criteria approved by our board of directors, (b) recommend that our board of directors approve a slate of director nominees for election by our stockholders at the annual meeting of our stockholders, and (c) recommend director nominees in the event of a vacancy on the board; (2) (a) develop and recommend to our board of directors a set of corporate governance principles and policies applicable to the Company; and (b) periodically re-evaluate such policies and guidelines for the purpose recommending amendments to them if appropriate; (3) oversee an annual evaluation of the board, each of the committees of the board, and management of the Company; (4) review any related party transactions and procedures for evaluating and approving such transactions, in accordance with the Company’s Related Party Transaction Policy; (5) (a) review the stock ownership guidelines applicable to each of the directors, the Chief Executive Officer and each other individual identified as an executive officer of the Company, (b) determine compliance with such guidelines at least annually, (c) review such guidelines annually, and (d) recommend any necessary changes to the board; and (6) perform such other duties and responsibilities as may be delegated to it from time to time by the board. The Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Nominating and Corporate Governance Committee Charter and in accordance with current laws, rules, and regulations.

The members of the Nominating and Corporate Governance Committee are three of our independent directors, Messrs. Perry, Mueller and Morris, with Mr. Perry serving as Chairman of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee must satisfy the independence requirements of the NYSE and the SEC. The Nominating and Corporate Governance Committee held seven meetings during 2025.

Board of Directors Membership Criteria and Director Selection

The Nominating and Corporate Governance Committee annually reviews with our board of directors the appropriate experience, skills and characteristics required of our directors in the context of the current membership of our board of directors.

While our full board of directors remains responsible for selecting its own nominees and recommending them for election by our stockholders, our board of directors has delegated the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee. Pursuant to our bylaws, however, vacancies in the board may be filled only by a majority of the remaining directors.

The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of our board of directors; it then recommends director nominees who are voted on by our full board of directors. In recommending director nominees to our board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management of the Company. The Committee will also consider suggestions made by stockholders and other interested persons for director nominees who meet the established director criteria. In order for a stockholder to make a nomination, the stockholder must satisfy the procedural requirements for such nomination as provided in our bylaws, which include, among other things, providing the nominee’s name, age, address, and ownership of the Company’s stock. Such nominations must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

In evaluating the persons nominated as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant. With respect to the current nominees to our board of directors, whose backgrounds and experience are described in greater detail on pages 40-44, our Nominating and Corporate Governance Committee considered all of the factors set forth above in its determination to recommend them for nomination. In addition, the Nominating and Corporate Governance Committee considered the particular aspects of the backgrounds of all of our independent directors—Messrs. Morris, Mueller and Perry and Ms. Gotcheva—relative to the needs of the committees of our board of directors in determining to recommend them for nomination.

Corporate Governance

Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee developed and recommended a set of formal, written guidelines for corporate governance, which were previously adopted by our full board of directors and amended on April 1, 2025.

The Nominating and Corporate Governance Committee also, from time to time, reviews the governance structures and procedures of the Company and suggests improvements thereto to our full board of directors. Such improvements, if adopted by the full board of directors, will be incorporated into the written guidelines.

Periodic Evaluations

The Nominating and Corporate Governance Committee conducts an annual evaluation of its own performance and oversees the annual evaluations of our directors, each of the other committees of our board of directors, and management.

Related Party Transactions

The board has delegated to the Nominating and Corporate Governance Committee the authority to review and approve all transactions between the Company and any other party that may give rise to a conflict of interest in accordance with the Related-Party Transaction Policy.

Succession Planning

The Nominating and Corporate Governance Committee, in collaboration with the CEO, develops and recommends to the board, succession plans for the CEO and other key members of the management team.

Compensation Committee

General

Our board of directors adopted an amended charter for the Compensation Committee on April 1, 2025 (the “Compensation Committee Charter”). A copy of the Compensation Committee Charter is available on our website www.smartstopselfstorage.com under About Us—Investor Relations— Governance. The primary purposes of the Compensation Committee are to: (1) review and approve the Company’s compensation program and the constituent components of such program; (2) seek to ensure that executive officers and other key personnel of the Company and its subsidiaries are appropriately compensated in terms that are motivating, internally equitable and externally competitive; (3) to review and approve all compensation of directors and executive officers; (4) review and approve corporate goals and objectives relevant for executive compensation; (5) set the criteria for awards under incentive compensation plans and determine whether such criteria have been met; (6) oversee matters relating to the Company’s 2022 long-term incentive plan (the “Equity Incentive Plan”); (7) prepare relevant disclosures and reports to be included with the Company’s reports filed with the SEC; (8) oversee and administer the Company’s Executive Compensation Clawback Policy; and (9) perform such other duties and responsibilities as may be delegated to it from time to time by the board. The Compensation Committee fulfills these responsibilities in accordance with current laws, rules and regulations.

The members of our Compensation Committee are Messrs. Morris and Perry and Ms. Gotcheva, with Mr. Morris serving as Chairman of the Compensation Committee. The Compensation Committee held five meetings during 2025.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2025, decisions regarding director compensation were made by our Compensation Committee.

No member of the Compensation Committee served as an officer or employee of us or any of our affiliates during 2025, and none had any relationship requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or our Compensation Committee during the fiscal year ended December 31, 2025.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation program as it relates to our named executive officers (“NEOs”). Our NEOs for 2025 are:

NAME	TITLE*
H. Michael Schwartz	Chief Executive Officer and President
James R. Barry	Chief Financial Officer
Joe Robinson	Chief Operations Officer
Wayne Johnson	Chief Investment Officer
Michael O. Terjung	Chief Accounting Officer

*

These titles are as of the date of this proxy. On February 19, 2026, concurrent with his appointment to the Board, Mr. Johnson resigned as the President of the Company and Mr. Schwartz was appointed as President of the Company.

2025 Operational and Financial Highlights to Date

(1)	Same-store revenue and NOI are non-GAAP measures and a reconciliation of those measures to the most directly comparable GAAP financial measure is attached to this proxy statement as Appendix A.

Philosophy and Objectives of Our Executive Compensation Program

The philosophy underlying our executive compensation program is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with the interests of our stockholders. Our objective is to recruit and retain the caliber of executive officers and other key employees necessary to deliver sustained high performance for our stockholders. Our compensation system has been designed to accomplish the following:

•	Retain and hire top-caliber executives: Executives will have market competitive compensation that will allow us to both hire and retain high-caliber individuals.

•

Reward growth and profitability: Executives will be rewarded for achieving both short- and long-term results, particularly focused on sustained growth and profitability that culminates in longer-term value creation for our stockholders.

•

Align compensation with stockholder interests: Fostering an ownership mentality, a meaningful portion of the interests of our executives will be linked with those of our stockholders through the risks and rewards of ownership of our stock.

The following is an overview of the highlights of our compensation structure, and the fundamental compensation policies and practices we do and do not use.

WHAT WE DO

Pay for Performance. We provide alignment between pay and performance by linking a meaningful portion of total compensation to the achievement of multiple operational and strategic goals through our short-term incentive program, as well as relative performance against our direct self storage peers through our long-term incentive program.

Balanced Compensation. We balance overall compensation by linking portions of pay to both annual performance goals as well as multi-year performance goals.

Forward-Looking Long-Term Incentive Compensation Structure. We have implemented a long-term incentive compensation structure that includes forward-looking performance over a multi-year performance period.

Executive Severance Policy. In light of market best practices, we adopted an Executive Severance and Change of Control Plan (as opposed to employment agreements) covering our executives which is overseen by our Compensation Committee.

Independent Compensation Consultant. Our Compensation Committee retained Ferguson Partners Consulting (“FPC”), a nationally recognized compensation consulting firm, to review and provide recommendations regarding our executive compensation program.

Compensation Risk Assessments. With the assistance of FPC, we conduct annual compensation risk assessments to ensure our compensation program does not encourage excessively risky behaviors.

WHAT WE DON’T DO

No Guaranteed Annual Salary Increases. We do not guarantee annual salary increases (salary increases are made only in the discretion of the Compensation Committee).

No Minimum Bonuses or Uncapped Bonus Payouts. We do not pay guaranteed minimum bonuses, nor do we have uncapped bonus payouts.

No Excessive Perquisites. We provide limited perquisites to our NEOs that we believe are reasonable and consistent with the philosophy and objectives of our executive compensation program.

No Guaranteed Employment. We do not guarantee terms of employment or base salaries for our NEOs.

Compensation Methodology and Process

Independent Review and Approval of Executive Compensation

Our Compensation Committee is responsible for reviewing and approving corporate goals and objectives related to compensation for our NEOs. The Compensation Committee does not delegate any substantive responsibility related to the compensation of our NEOs and exercises its independent judgment when approving executive compensation. No member of the Compensation Committee is a former or current officer of us or any of our subsidiaries, and all members are independent under current NYSE listing standards.

Our Compensation Committee annually reviews compensation to ensure its alignment with our business strategy, performance, and the interests of our employees and stockholders. In addition, the Compensation Committee reviews market practices for all elements of executive compensation and approves necessary adjustments to remain competitive.

Our Compensation Committee takes into account the aggregate amount and mix of all components of compensation when considering compensation decisions affecting the CEO and the other NEOs. The Compensation Committee considers whether any components of executive compensation might lead to excessive risk taking by management and whether features of the executive compensation program appropriately mitigate risks.

We do not time the disclosure of material non-public information for the purpose of affecting the value of employee compensation.

The Role of the Compensation Committee’s Consultant

Our Compensation Committee has sole authority under its committee charter to retain advisors and consultants as it deems appropriate. The Compensation Committee has retained FPC, which specializes in the REIT industry, as its compensation consultant.

FPC attends meetings of the Compensation Committee, reviews compensation data with the committee, and participates in general discussions regarding executive compensation issues. Management works with FPC, at the Compensation Committee’s direction, to develop materials and analysis essential to the committee’s compensation evaluations and determination. FPC participates in executive sessions with the Compensation Committee to discuss compensation matters, as needed.

Role of the Chief Executive Officer

Each year our Chief Executive Officer meets with the Compensation Committee to discuss specific recommendations regarding the base salary, short-term incentive compensation and long-term incentive compensation of each of our NEOs and provides further insight into and details of each executive officer’s performance. The other NEOs are not present during these discussions. The Compensation Committee believes it is valuable to consider the recommendations of the Chief Executive Officer with respect to these matters because, given his knowledge of our operations and the day-to-day responsibilities of such NEOs, he is in a unique position to provide the Compensation Committee with added perspective into the most appropriate measures and goals in light of our business at a given point in time. However, the Compensation Committee has the discretion to accept, reject, or modify these recommendations and makes all final determinations on issues within the scope of its authority, including with respect to executive officer compensation. In addition, the Chief Executive Officer is not present during the Compensation Committee determination with respect to his own compensation.

Use of Peer Group

To ensure that our executive compensation programs are reasonable and competitive in the marketplace, we compare our compensation programs to the compensation programs of two distinct sets of peers. We examine pay practices across a peer set of public REITs that are (i) similarly sized to us and operate across a range of property types (Size-Based Peer Group) as well as (ii) a smaller peer set of direct competitors focused in the self storage industry of which there are only four (Direct Competitor Peer Group).

PEER GROUP	DESCRIPTION	PURPOSE
Size-Based Peer Group (13 companies)	Represents public real estate investment trusts of similar size in terms of total capitalization that also have active operations.

To periodically reference and compare our overall compensation practices and amounts against a broader mix of companies to ensure that our compensation practices are reasonable in light of the size of the organization.

Direct Competitor Peer Group (4 companies)	Represents public real estate investment trusts within the self storage sector with operations that most nearly approximate our business.	To understand how each NEO’s total compensation compares with the total compensation for reasonably similar positions at our most direct competitors in the self storage industry and to assess and calculate performance for certain relative metrics.

The Size-Based Peer Group currently consists of the following companies (sorted by capitalization):

Peer	Ticker	2025 Total Capitalization ($M)
American Healthcare REIT, Inc.	AHR	$10,569
Essential Properties Realty Trust, Inc.	EPRT	$8,757
National Storage Affiliates Trust	NSA	$8,166
Independence Realty Trust, Inc.	IRT	$6,535
Acadia Realty Trust	AKR	$5,035
Brandywine Realty Trust	BDN	$3,087
InvenTrust Properties Corp.	IVT	$3,020
SmartStop Self Storage REIT, Inc.	SMA	$2,848
Easterly Government Properties, Inc.	DEA	$2,685
LTC Properties, Inc.	LTC	$2,599
AH Realty Trust, Inc.*	AHRT	$2,517
UMH Properties, Inc.	UMH	$2,438
Centerspace	CSR	$2,207
Sila Realty Trust, Inc.	SILA	$1,994

*	Armada Hoffler Properties, Inc. rebranded to AH Realty Trust, Inc. effective March 2, 2026.

Source: S&P Global. Data as of December 31, 2025.

The Direct Competitor Peer Group currently consists of the following companies (sorted by capitalization):

Peer	Ticker	2025 Total Capitalization ($M)
Public Storage	PSA	$60,362
Extra Space Storage Inc.	EXR	$42,925
CubeSmart	CUBE	$11,774
National Storage Affiliates Trust	NSA	$8,166
SmartStop Self Storage REIT, Inc.	SMA	$2,848

Source: S&P Global. Data as of December 31, 2025.

Our Compensation Committee evaluates the median levels of the Size-Based Peer Group for compensation as an initial point of reference for setting pay and thereafter considers various qualitative factors for each NEO, such as years of experience, tenure, and historical performance, in arriving at a competitive pay package. The Direct Competitor Peer Group, given the disparity in Total Capitalization, is limited in its applicability for benchmark pay comparisons; however, the Direct Competitor Peer Group is used to measure relative performance within our long-term incentive program, as our business is most correlated with other self storage companies. Actual compensation paid may fluctuate above or below the median of the peer group based on our performance and the achievement of the goals established by the Compensation Committee for the NEO. The Compensation Committee reviews the peer group annually and make changes as warranted and deemed appropriate by the Compensation Committee.

Alignment of Pay

Our executive compensation program provides significant alignment between pay and performance by linking a meaningful portion of total target compensation to the achievement of financial, operational and strategic goals through our short-term incentive program, as well as rigorous relative portfolio goals through our long-term incentive program. Approximately 88% of the total target compensation delivered to our CEO and

61% delivered to our other NEOs is at risk. The following charts present the allocation of 2025 total target compensation among different components for our Chief Executive Officer and the weighted average of each component for our other NEOs as a group.

CEO Total Target Compensation	Other NEOs Total Target Compensation

12.3%
Base Salary
13.2%
Target Annual Cash Bonus
CEO
74.5%
Target Long-Term Equity Incentive Compensation
87.7%
Performance-based/ at risk

39.9%
Target Long-Term Equity
Incentive Compensation
38.9%
Base Salary
Other
NEOs
21.2%
Target Annual
Cash Bonus
61.1%
Performance-based/
at risk

Overview of Compensation

On June 28, 2019, we acquired the self storage advisory, asset management, property management and certain joint venture interests of SAM, which included the self storage management team and self storage employees (the “Self Administration Transaction”). During the first full fiscal year following the Self Administration Transaction, we formally adopted our executive compensation program for our executive officers, which was later immaterially revised in connection with fiscal years 2021 through 2025 (the “Executive Compensation Program”). The following table summarizes the specific elements in our Executive Compensation Program, along with the primary objectives of each element. A more detailed discussion of these elements follows this table.

(1)	NOI is defined as rental and related revenues, less property level operating expenses.
(2)

Funds from operations, or FFO, is widely used as a key measure of financial performance by REITs. The National Association of Real Estate Investment Trusts, or Nareit, defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. In determining FFO, as adjusted, we make further adjustments to the Nareit computation of FFO to exclude the effects of non-real estate related intangible amortization, acquisition related costs, other write-offs incurred in connection with acquisitions, accretion of fair value of debt adjustments, amortization of debt issuance costs, gains or losses from extinguishment of debt, adjustments of deferred tax assets and liabilities, realized and unrealized gains/losses on foreign exchange transactions, gains/losses on foreign exchange and interest rate derivatives not designated for hedge accounting, and other select non-recurring income or expense items which we believe are not indicative of our overall long-term operating performance. For a reconciliation of FFO and FFO, as adjusted, to net loss, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2025.
(3)

General and Administrative Expenses (“G&A Expense”) primarily include all expenses not directly related to our properties, including compensation related costs, equity based compensation, marketing-related costs, legal expenses, accounting expenses, transfer agent fees, directors and officers’ insurance expense and board of directors related costs.

Base Salary

Base salary is a portion of the overall compensation package and determined by considering the relative importance of the position, the competitive marketplace and the individual’s performance and contributions based on responsibilities, skills and experience. Base salaries are reviewed annually in light of market practices and changes in responsibilities. Base salaries were established for our executives at the time of the Self Administration Transaction in June 2019 and were maintained in 2020. Base salaries for 2023, 2024 and 2025 were updated based on the results of a peer analysis and the approval of the Compensation Committee, which were further updated subsequent to fiscal year end by the Compensation Committee. This Compensation Discussion and Analysis section focuses on the compensation in place during fiscal year 2025.

NEO	TITLE	2023 BASE SALARY ($)	2024 BASE SALARY ($)	2025 BASE SALARY ($)
H. Michael Schwartz	Chief Executive Officer and President	625,000	625,000	625,000
James R. Barry	Chief Financial Officer	350,000	350,000	350,000
Joe Robinson	Chief Operations Officer	375,000	375,000	375,000
Wayne Johnson	Chief Investment Officer	315,000	340,000	362,500
Michael O. Terjung	Chief Accounting Officer	290,000	305,000	305,000

Annual Cash Incentive Awards

The goal of our variable cash incentive program (the “Short-Term Incentive Program”) is to motivate executive officers to achieve strong performance across various financial, operating and strategic goals with the ultimate objective of contributing to longer-term stockholder value based on our annual performance. The Short-Term Incentive Program includes an objective portion that comprises the majority of the overall program and is based on three performance-based metrics with pre-defined hurdles. For purposes of the 2025 Short-Term Incentive Program, same-store NOI, a measure of Funds From Operations as adjusted, per share, and G&A Expense were included as quantitative metrics.

While it is important for the majority of the NEO’s annual cash compensation to be determined objectively, we also believe that it is important to have a degree of flexibility and assess performance against goals that may not be precise or quantifiable in nature. Therefore, a relatively smaller portion of the Short-Term Incentive Program is subjectively assessed based on various strategic and individual goals. We provide a range of performance outcomes across each metric. In fiscal year 2025, the performance-based metrics had the potential to be paid at 50%, 100% and 150% of target for the threshold, target and maximum criteria for each metric, which was the same as fiscal years 2024 and 2023. For strategic and individual goals, the threshold, target, and maximum levels were set at 75%, 100%, and 125% of target, respectively, for each of fiscal years 2025, 2024 and 2023. To the extent that the level of actual achievement for strategic and individual goals as well as performance goals falls between the established Threshold, Target and Maximum levels, calculation of the amount of the award is interpolated on a straight-line basis.

2025	2025
Short-Term Incentive Program CEO and Executive Chairman	Short-Term Incentive Program Other NEOs

The actual bonuses awarded reflect the following components for the CEO and other NEOs:

	METRICS & WEIGHTINGS
NAME	SAME-STORE NOI GROWTH	FFO, AS ADJUSTED PER SHARE	G&A EXPENSE	STRATEGIC/ INDIVIDUAL GOALS
H. Michael Schwartz	30%	30%	10%	30%
James R. Barry	25%	25%	10%	40%
Joe Robinson	30%	20%	10%	40%
Wayne Johnson	25%	25%	10%	40%
Michael O. Terjung	25%	25%	10%	40%

Based on the weightings of each criteria, and each NEO’s respective allocations, the threshold, target, and maximum potential bonuses for 2025 were as follows:

NAME	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)
H. Michael Schwartz	388,125	675,000	961,875
James R. Barry	126,000	210,000	294,000
Joe Robinson	120,000	200,000	280,000
Wayne Johnson	120,000	200,000	280,000
Michael O. Terjung	90,000	150,000	210,000

Financial Goals

As shown and noted above, the financial goals component of the 2025 Short-Term Incentive Program included three categories of performance goals. The financial goals established for 2025, the Compensation Committee’s rationale for establishing them, and the performance level approved for each goal are described below:

Financial Goals	Threshold	Target	Maximum	Actual
Same-Store NOI Growth	0.0%	0.8%	2.2%	0.6%
FFO, as adjusted (per share)	$1.84	$1.92	$2.00	$1.87
G&A Expense (millions)	$32.9	$30.5	$28.0	$34.4

Same-store NOI growth on an absolute basis was set at:

Threshold	0.0%
Target	0.8%
Maximum	2.2%
Actual	0.6%

Rationale: The Compensation Committee considers same-store NOI to be an important driver of real estate property values and stockholder value. It also is a metric typically evaluated by investors and analysts and is used by many of our peers to evaluate operating performance. This goal was established by our Board at the beginning of 2025 based on our budget for 2025, and in the context of the self storage industry entering that year and was discussed with management at such time.

FFO, as adjusted (per share) was set at:

Threshold	$1.84
Target	$1.92
Maximum	$2.00
Actual	$1.87

Rationale: The Compensation Committee considers FFO, as adjusted, to be an important indicator of our overall financial performance. FFO, as adjusted, is a metric typically evaluated by investors and analysts and is used by many of our peers to evaluate performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included in our Annual Report on Form 10-K for the year ended December 31, 2025. This goal was established by our board at the beginning of 2025 based on our budget for 2025, and in the context of the self storage industry entering that year and was discussed with management at such time.

G&A Expense (millions) was set at:

Threshold	$32.9
Target	$30.5
Maximum	$28.0
Actual	$34.4

Rationale: The Compensation Committee considers General and Administrative Expenses, or G&A Expense, to be an important indicator of our overall financial performance. G&A Expense measures management’s ability to manage our business in a cost-efficient manner, with cost-efficiency being correlated with increased stockholder value. G&A Expense is a metric typically evaluated by investors and analysts and is used by many of our peers to evaluate performance. This G&A expense goal as defined by our board, was established at the beginning of 2025 based on our budget for 2025 and adjusted for IPO-related equity grant expense and was discussed with management at such time.

Strategic Goals

Strategic goals are collective operational goals which were recommended by the Chief Executive Officer for approval by the Compensation Committee and the full board of directors. These goals are developed in connection with the annual strategic planning process and represent key plans and initiatives that the Chief Executive Officer believes will drive short-term performance while adding long-term value. The goals and achievement levels are qualitative by nature and are subjectively evaluated by the Compensation Committee at the end of the performance period.

For 2025, the strategic goals for the Company were to maintain internal growth through institutional management of the portfolio, execute on strategic transactions, implement technology across the storage platform, continued expansion in the Canadian market, and Managed REIT growth.

Individual Goals

The Chief Executive Officer recommended individual goals for 2025, which were then submitted for approval by the Compensation Committee and the full board of directors. Individual goals for the NEOs were set at the beginning of 2025 and included the following:

•

H. Michael Schwartz: Explore and evaluate liquidity strategies for stockholders; oversee development and implementation of technology across the Company; Canadian platform expansion; executive team development; and Managed REIT Platform equity raise and asset growth.

•

James R. Barry, Joe Robinson, Wayne Johnson and Michael O. Terjung: Execute on the Company’s business plan; maintain operational performance across the portfolio; individual team development and succession planning; oversee implementation of technology; and facilitate external growth strategies of the Company.

The following table sets forth the Target annual bonus levels established in March 2025, along with the final determination for fiscal year 2025 actual bonus payments.

NAME	TARGET ($)	ACTUAL CASH BONUS ($)	% OF TARGET
H. Michael Schwartz	675,000	406,456	60%
James R. Barry	210,000	125,748	60%
Joe Robinson	200,000	119,081	60%
Wayne Johnson	200,000	119,760	60%
Michael O. Terjung	150,000	89,820	60%
Long-Term Stock Based Compensation
We adopted our long-term incentive program (the “Long-Term Incentive Program”) with the goal of both retaining and motivating our executive officers over a longer-term period. We provide equity incentive awards in order to foster ownership and alignment with stockholders, which is intended to motivate our executive officers to enhance the long-term value of the Company. At the election of each individual executive, such equity awards may come in the form of either long-term incentive plan units (“LTIP Units”) of SmartStop OP, L.P., our operating partnership (our “Operating Partnership”) or restricted stock awards consisting of shares of our common stock (“RSAs”). Although the Compensation Committee does not target a specific mix of equity versus cash compensation when setting awards each year, it does strive to deliver a relatively large portion of the executive officer’s overall compensation in the form of equity. We do not schedule equity award grants in anticipation of the release of material nonpublic information, nor do we time the release of material nonpublic information based on equity grant dates.
Key highlights of the Long-Term Incentive Program are as follows:

•	Forward-looking program containing a multi-year performance period and to be awarded on a rolling basis.

•	Awards are determined based upon a fixed dollar amount that is then converted to equity based upon a fair value determination of such equity.

•
Introduces a performance-based element with an award that ranges from 0% to a maximum of 200% of target, with such percentage being determined based upon our relative same-store revenue growth versus our direct self storage competitors over a three-year period.

•	Includes a time-based component, otherwise known as service-vested and subject to continued employment with the Company, which vests pro-rata over four years.

•
For fiscal year 2022 and prior years, awards under the Long-Term Incentive Program were granted with 75% of such award being time-based and 25% being performance-based. Subsequent to fiscal year end 2022, our Compensation Committee approved changes to the Long-Term Incentive Program such that awards were granted with two-thirds
of such award being time-based and
one-third
being performance-based.

The approved grant levels for the NEOs for the 2025-2027 performance period are as follows:

	TIME- BASED AWARDS	2025-2027 PERFORMANCE-BASED AWARDS (33%)				TOTAL LTIP AWARD AT
			4th Place	3rd Place	1st Place
	(67%)	Last Place	(Threshold)	(Target)	(Maximum)	TARGET
NAME	($)	($)	($)	($)	($)	($)
H. Michael Schwartz	2,546,000	0	627,000	1,254,000	2,508,000	3,800,000
James R. Barry	294,800	0	72,600	145,200	290,400	440,000
Joe Robinson	284,750	0	70,125	140,250	280,500	425,000
Wayne Johnson	234,500	0	57,750	115,500	231,000	350,000
Michael O. Terjung	144,050	0	35,475	70,950	141,900	215,000

These approved grant levels, weightings and metrics were updated subsequent to fiscal year and by the Compensation Committee for fiscal year 2026. See the section below titled “Changes in 2026 Executive Compensation Program”. However, this Compensation Discussion and Analysis section focuses on the compensation in place during fiscal year 2025. NEOs can elect to receive their Long-Term Incentive Program awards as shares of restricted stock or LTIP units. During 2025, all NEOs elected to receive all of their awards in LTIP units.

Performance Portion of Our 2025-2027 Long-Term Incentive Awards

The metric approved for the 2025-2027 performance period was a relative 3-year average same-store revenue growth when ranked against a peer group, as follows:

METRIC	0% PAYOUT	50% PAYOUT	100% PAYOUT (TARGET)	150% PAYOUT	200% PAYOUT (MAXIMUM)
Relative 3-Year Average Same-Store Revenue Growth vs. Peer Group	Last Place	4th Place	3rd Place	2nd Place	1st Place

In order to be counted in the ranking calculation above, a company must be publicly traded for the entire performance period. In the event that one or more of the peer group companies ceases to exist as a separate company or fails to report same store revenues during the performance period, our Compensation Committee may adjust the ranking tiers and/or measure the average annual same store revenue growth for such companies for a period shorter than the performance period in its sole discretion. The peers by which we are to be compared against for the 2026-2027 period are: Public Storage; Extra Space Storage Inc.; CubeSmart; and National Storage Affiliates Trust.

During the performance period from January 1, 2023 through December 31, 2025, the Company’s relative 3-year average same-store revenue growth ranked 1st place in the corresponding peer group for that period. The following table summarizes the actual number of performance-based LTIP Units that vested on February 28, 2026 as a result of performance during the performance period from January 1, 2023 through December 31, 2025.

NAME	LTIP Units
H. Michael Schwartz	47,143
James R. Barry	5,459
Joe Robinson	5,273
Wayne Johnson	3,846
Michael O. Terjung	2,482

Other Elements of Compensation

Our Compensation Committee does not view benefits and perquisites for the NEOs as a key component of our executive compensation program. Accordingly, we do not provide any significant perquisites to our NEOs. We provide the following benefits to all employees: medical, dental, vision and disability insurance, employer contributions toward medical insurance premiums, 401(k) employer match and group life insurance premiums. The NEOs participate in benefit plans on similar terms as our other participating employees, although we pay a larger percentage of NEOs’ medical insurance premiums. However, the total value of these benefit plan premiums remains a small percentage of each NEO’s total compensation package. Under our tax-qualified 401(k) plan, we make a matching contribution on behalf of each participant equal to 100% match on the first 4% of compensation contributed to the plan by the participant up to the federally mandated maximum. The NEOs may participate in the plan on substantially the same terms as our other participating employees. We do not maintain any defined benefit or supplemental retirement plans.

Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the NEOs and may revise, amend or add to the benefits and perquisites made available to the NEOs in the future if it deems advisable.

Stock Ownership Guidelines

We have adopted a stock ownership policy that requires certain executive officers and each non-employee director, within five years of the later of (i) April 1, 2025, the date the policy was adopted, or (ii) the date he or she becomes an officer or director, to own any combination of specified equity interests that in the aggregate have a market value of at least (i) five times the value of the annual cash retainer for each non-employee director, (ii) five times the annual base salary for the CEO, and (iii) three times the annual base salary for each other executive officer, as applicable.

Changes in 2026 Executive Compensation Program

On March 25, 2026, our Compensation Committee made changes to the executive compensation program to replace the performance metric of same-store revenue growth with total stockholder return (TSR). In addition, the weighting of 67% time-based and 33% performance based was adjusted to 50% time-based and 50% performance based. Accordingly, starting with the equity awards granted on March 25, 2026, each executive received awards as follows: (i) 50% time-based, vesting pro rata over 4-years, and (ii) 50% performance-based, vesting as follows: (A) 35% based on a 3-year relative TSR versus the Nareit Equity Index and (B) 15% based on a 3-year relative TSR versus our self-storage REIT peers.

Severance Benefits

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide the NEOs with severance protection. Furthermore, we seek to utilize best practices in developing appropriate protection. As such, in connection with the Self Administration Transaction in June 2019, we adopted an Executive Severance and Change of Control Plan (the “Severance Plan”), rather than using individual employment agreements. Pursuant to the plan, each NEO is entitled to certain severance benefits based on the nature of their termination. See “—Executive Compensation—Severance Plan and Potential Payments Upon Termination or a Change of Control” below for complete details of severance benefits payable to the NEOs upon termination or change of control.

Evaluation of the Risk in Compensation Program

Our Compensation Committee oversees the design of our executive compensation program to ensure that the program does not incentivize our NEOs, either individually or as a group, to make excessively risky business decisions that could maximize short-term results at the expense of long-term value. The Compensation Committee assesses our executive and other compensation and benefits programs to determine if the programs’ provisions and operations promote or create material risks. The Compensation Committee, in consultation with its independent compensation consultant, has established a number of protective features including but not limited to: (1) we do not have uncapped bonus potential, (2) we use multiple metrics in evaluating performance, (3) performance includes both absolute and relative performance, (4) the Compensation Committee retains flexibility and subjectivity in evaluating performance, (5) a meaningful portion of compensation is delivered in equity that vests over time, and (6) the performance portion of our Long-Term Incentive Program is measured on a multi-year basis.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Tax Limits on Executive Compensation

In general, Section 162(m) of the Code places a limit on the amount of compensation that may be deducted annually by a publicly traded entity with respect to certain of its executive officers. The IRS has previously issued private letter rulings holding that Section 162(m) does not apply to compensation paid to employees of a REIT’s operating partnership. We have therefore determined that compensation paid to our executive officers by our Operating Partnership or a subsidiary of our Operating Partnership for services to it should not be subject to the deduction limit. Since we operate as a REIT under the Code and are generally not subject to U.S. federal income tax on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our qualification as a REIT, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 100% of our taxable income without taking into account the disallowed deduction. However, if we make compensation payments subject to Section 162(m) limitations on deductibility, we may be required to make additional distributions to stockholders to comply with its REIT annual distribution requirement and eliminate our U.S. federal income tax liability. As a consequence of additional taxable income, a larger portion of stockholder distributions that would otherwise have been treated as return of capital may be subject to U.S. federal income tax as dividend income. Any such compensation allocated to our taxable REIT subsidiaries, whose income is subject to U.S. federal income tax, would result in an increase in income taxes due to the inability to deduct such compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” set forth above be included in this proxy statement.

Timothy S. Morris (Chairman)

Harold “Skip” Perry

Lora Gotcheva

The preceding Compensation Committee Report to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation

The following tables and narrative summarize the compensation for the years ended December 31, 2023, 2024 and 2025 paid to or earned by our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Non-Equity Incentive Plan Compensation	Equity Awards(2)		All Other Compensation(4)	Total
H. Michael Schwartz,	2025	$625,000	$—	$406,456	$3,800,000		$15,125	$4,846,581
Chief Executive Officer and President	2024	$625,000	$191,000	$479,318	$3,800,000		$14,597	$5,109,915
	2023	$625,000	$—	$303,750	$3,800,000		$13,997	$4,742,747

James R. Barry,	2025	$350,000	$—	$125,748	$1,304,739	(3)	$31,474	$1,811,961
Chief Financial Officer	2024	$350,000	$40,000	$168,893	$440,000		$28,944	$1,027,837
	2023	$350,000	—	$115,500	$440,000		$26,010	$931,510

Joe Robinson,	2025	$375,000	$—	$119,081	$1,289,739	(3)	$39,311	$1,823,131
Chief Operations Officer	2024	$375,000	$40,000	$154,680	$425,000		$35,323	$1,030,003
	2023	$375,000	—	$110,000	$425,000		$31,482	$941,482

Wayne Johnson,	2025	$362,500	$—	$119,760	$1,214,739	(3)	$33,118	$1,730,117
Chief Investment Officer	2024	$340,000	$40,000	$160,850	$350,000		$30,861	$921,711
	2023	$315,000	—	$104,500	$310,000		$27,919	$757,419

Michael Terjung	2025	$305,000	$—	$89,820	$1,079,739	(3)	$39,286	$1,513,845
Chief Accounting Officer	2024	$305,000	$32,000	$120,638	$215,000		$35,294	$707,932
	2023	$290,000	—	$87,750	$200,000		$31,417	$609,167

(1)

Amounts shown in the “Bonus” column for 2024 reflect non-plan discretionary bonuses that were awarded by the Compensation Committee to our NEOs in recognition of their significant contributions to certain strategic projects undertaken by the Company in 2024. These non-plan discretionary bonuses are separate from our annual bonuses, which are payable pursuant to our incentive plan and are included in the “Non-Equity Incentive Plan Compensation” column above.

(2)

Other than as described in footnote 3 to this table, these amounts represent the aggregate grant date fair value of each LTIP Unit computed in accordance with FASB ASC Topic 718, using the assumptions to value such awards as reported in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC. The grant date fair values of performance-based awards included in this table were calculated based on the outcome of performance measured at target levels since that was the probable outcome at the time of grant. Assuming achievement of the maximum performance level, the grant date fair value for awards granted in 2025 would have been $5,054,000, $1,449,939, $1,429,989, $1,330,239, and $1,150,689, for Messrs. Schwartz, Barry, Robinson, Johnson, and Terjung, respectively. For purposes of this table, the value per LTIP Unit was $52.12.

(3)

With respect to Messrs. Barry, Robinson, Johnson and Terjung, $864,739 of this amount represents the aggregate grant date fair value of certain LTIP Units granted in connection with the Company’s listing on the New York Stock Exchange and were computed in accordance with FASB ASC Topic 718, using the assumptions to value such awards as reported in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC. This includes grants issued to our executives in connection with our underwritten public offering. Such grants were issued on April 1, 2025 and April 2, 2025. For purposes of this table, the market value per LTIP Unit was $28.65 and $31.28 for the grants issued on April 1, 2025, and April 2, 2025, respectively.

(4)	The table below sets forth the components of the “All Other Compensation” column for 2025:

Name	Incremental Cost of Medical Insurance Premiums	401(k) Company Match	Life/AD&D/ Short Term Disability Insurance Premiums	Total
H. Michael Schwartz	$—	$14,000	$1,125	$15,125
James R. Barry	$16,704	$14,000	$770	$31,474
Joe Robinson	$24,566	$14,000	$745	$39,311
Wayne Johnson	$16,742	$14,000	$2,376	$33,118
Michael Terjung	$24,566	$14,000	$720	$39,286

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted to the NEOs in 2025.

		Estimated future payouts under non- equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Share Awards: Number of Shares/ Units(3)	Grant Date Fair Value(4)
H. Michael Schwartz
Annual Cash Incentive Bonus		$388,125	$675,000	$961,875
Time-Based Equity	3/17/2025							48,848	$2,546,000
Performance-Based Equity	3/17/2025				12,030	24,060	48,120		$1,254,000
James R. Barry
Annual Cash Incentive Bonus		$126,000	$210,000	$294,000
Time-Based Equity	3/17/2025							5,657	$294,800
Performance-Based Equity	3/17/2025				1,393	2,786	5,572		$145,200
Time-Based Equity: IPO Grant	4/1/2025							19,895	$569,992
Time-Based Equity: IPO Grant	4/2/2025							9,424	$294,747
Joe Robinson
Annual Cash Incentive Bonus		$120,000	$200,000	$280,000
Time-Based Equity	3/17/2025							5,464	$284,750
Performance-Based Equity	3/17/2025				1,346	2,691	5,382		$140,250
Time-Based Equity: IPO Grant	4/1/2025							19,895	$569,992
Time-Based Equity: IPO Grant	4/2/2025							9,424	$294,747
Wayne Johnson
Annual Cash Incentive Bonus		$120,000	$200,000	$280,000
Time-Based Equity	3/17/2025							4,500	$234,500
Performance-Based Equity	3/17/2025				1,108	2,216	4,432		$115,500
Time-Based Equity: IPO Grant	4/1/2025							19,895	$569,992
Time-Based Equity: IPO Grant	4/2/2025							9,424	$294,747
Michael Terjung
Annual Cash Incentive Bonus		$90,000	$150,000	$210,000
Time-Based Equity	3/17/2025							2,764	$144,050
Performance-Based Equity	3/17/2025				681	1,362	2,724		$70,950
Time-Based Equity: IPO Grant	4/1/2025							19,895	$569,992
Time-Based Equity: IPO Grant	4/2/2025							9,424	$294,747

(1)

Represents annual cash incentive awards at the threshold, target and maximum amounts. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for additional discussion regarding bonuses based on 2025 performance.

(2)

Represents performance-based awards, consisting of either shares of restricted stock or LTIP Units, awarded in 2025 to our NEOs. Indicated threshold, target and maximum amounts correspond to the number of restricted shares or LTIP Units, as applicable, that would be earned in the event that specified threshold, target and maximum performance levels, respectively, were achieved. In the event that our performance does not meet the threshold requirements for a performance measure, no payment will be made on the quantitative portion of the award based on that performance measure. Performance-based awards vest following the conclusion of a three-year performance period, based on our performance ranked amongst a peer group of companies, conducted using a performance measure of average annual same-store revenue growth, analyzed over the performance period.
(3)

Represents time-based awards, consisting of LTIP Units, awarded in 2025 to our NEOs. Time-based equity awards vest ratably over four years with the first tranche vesting on December 31st of the year of grant subject to the recipient’s continued employment or service through the applicable vesting date. Each of the Time-Based Equity: IPO Grants vest ratably over four years, with the first tranche of each grant vesting 1 year from the respective grant date, subject to the recipient’s continued employment or service through the applicable vesting date

(4)

Calculated in accordance with FASB ASC Topic 718, using the assumptions to value such awards as reported in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC. The grant date fair values of performance-based awards were calculated based on the probable outcome of performance measured at target levels at the time of the grant.

Narrative Explanation of Certain Aspects of Summary Compensation Table and Grants of Plan-Based Awards Table

Our executive compensation program consists of the following elements: (1) base salaries, (2) a Short-Term Incentive Program, pursuant to which executive officers are entitled to a performance-based cash bonus, and (3) a Long-Term Incentive Program, pursuant to which executive officers are entitled to equity awards, which will be both time-based and performance-based.

Amounts shown in the “Stock Awards” column of the Summary Compensation Table and awards disclosed in the Grants of Plan-Based Awards table may consist of RSAs or LTIP Units, depending on the executive’s election.

Recipients of time-based LTIP Units are entitled to distributions and allocations of profits and losses effective as of the effective date of the award. Recipients of performance-based LTIP Units will be entitled to receive distributions and allocations of profits and losses with respect to the performance-based LTIP Units as of the effective date of January 1 of the year of grant, in an amount equal to 10% of the distributions and allocations available on the maximum amount of LTIP Units that may be issued under an award, until the Distribution Participation Date (as defined in the operating partnership agreement). The remaining 90% of distributions will accrue and will be payable on the Distribution Participation Date based upon the performance level attained and number of performance-based LTIP Units that vest. Following the Distribution Participation Date, recipients will be entitled to receive the full amount of distributions and allocations of profits and losses with respect to the vested performance-based LTIP Units. LTIP Units are designed to qualify as “profits interests” in our operating partnership for federal income tax purposes, and as a result, initially they will not be treated as economically equivalent in value to a common unit, and the issuance of LTIP Units will not be a taxable event to our operating partnership or the recipient. If and when certain events occur pursuant to applicable tax regulations and in accordance with the operating partnership agreement, LTIP Units may become equivalent to common units of our operating partnership on a one-for-one basis.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding LTIP Units held by each of our NEOs as of December 31, 2025. The applicable vesting provisions are described in the footnote following the table. For a description of the acceleration of vesting provisions applicable to the LTIP Units held by our NEOs, please see the subsection titled “Severance Plan and Potential Payments Upon Termination or a Change of Control” below.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(4)	Number of Unearned Shares, Units or Other Rights that Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(4)
H. Michael Schwartz	2/24/2023	11,965	(1)	$370,182	47,143	(5)	$1,458,604
	3/7/2024	23,488	(2)	$726,703	23,138	(6)	$715,874
	3/17/2025	36,636	(3)	$1,133,518	24,060	(7)	$744,416
James R. Barry	2/24/2023	1,386	(1)	$42,867	5,459	(5)	$168,901
	3/7/2024	2,720	(2)	$84,157	2,679	(6)	$82,888
	3/17/2025	4,243	(3)	$131,271	2,786	(7)	$86,199
	4/1/2025	19,895	(8)	$615,551	—		$—
	4/2/2025	9,424	(9)	$291,579	—		$—
Joe Robinson	2/24/2023	1,338	(1)	$41,405	5,273	(5)	$163,147
	3/7/2024	2,627	(2)	$81,279	2,588	(6)	$80,073
	3/17/2025	4,098	(3)	$126,792	2,691	(7)	$83,260
	4/1/2025	19,895	(8)	$615,551	—		$—
	4/2/2025	9,424	(9)	$291,579	—		$—
Wayne Johnson	2/24/2023	976	(1)	$30,205	3,846	(5)	$118,995
	3/7/2024	2,164	(2)	$66,939	2,131	(6)	$65,933
	3/17/2025	3,375	(3)	$104,423	2,216	(7)	$68,563
	4/1/2025	19,895	(8)	$615,551	—		$—
	4/2/2025	9,424	(9)	$291,579	—		$—
Michael Terjung	2/24/2023	630	(1)	$19,484	2,482	(5)	$76,793
	3/7/2024	1,329	(2)	$41,119	1,310	(6)	$40,531
	3/17/2025	2,073	(3)	$64,139	1,362	(7)	$42,140
	4/1/2025	19,895	(8)	$615,551	—		$—
	4/2/2025	9,424	(9)	$291,579	—		$—

(1)	Represents LTIP Units which vest ratably over a period of four years, with the first vesting occurring on December 31, 2023.
(2)	Represents LTIP Units which vest ratably over a period of four years, with the first vesting occurring on December 31, 2024.
(3)	Represents LTIP Units which vest ratably over a period of four years, with the first vesting occurring on December 31, 2025.
(4)	Amount is calculated utilizing the closing price per share of our common stock as of the last business day of 2025 ($30.94), multiplied by the number of shares of stock or LTIP Units, as applicable.
(5)

Represents unearned performance-based LTIP Units as of December 31, 2025, based on actual performance as of December 31, 2025, (i.e., maximum), as such Awards subsequently vested at the maximum level on February 28, 2026.

(6)

Represents unearned performance-based LTIP Units as of December 31, 2025, based on expected estimated current performance as of December 31, 2025, (i.e., target). Awards shown will vest no later than March 31, 2027.

(7)

Represents unearned performance-based LTIP Units as of December 31, 2025, based on expected estimated current performance as of December 31, 2025, (i.e., target). Awards shown will vest no later than March 31, 2028.

(8)	Represents unearned time-based LTIP Units which vest ratably over a period of four years, with the first vesting occurring on April 1, 2026
(9)	Represents unearned time-based LTIP Units which vest ratably over a period of four years, with the first vesting occurring on April 2, 2026

Option Exercises and Stock Vested

The following table summarizes vesting of stock applicable to our NEOs during the year ended December 31, 2025 (none of the NEOs held any options during 2025):

	Stock Based Awards
Name	Number of Shares or LTIP Units Acquired on Vesting	Value Realized on Vesting(1)
H. Michael Schwartz	51,688	$1,843,018
James R. Barry	5,819	$205,718
Joe Robinson	5,677	$201,325
Wayne Johnson	5,465	$204,378
Michael Terjung	3,437	$128,812

(1)

For LTIP units that vested prior to our underwritten public offering, such amount was calculated based on the net asset value of a share of our common stock as of the vesting date multiplied by the number of LTIP Units that vested. All other vested LTIP units presented in this calculation are based on the price per share of our common stock on the date of vesting ($30.94), which reflects the closing price per share of our common stock as of the last business day of 2025.

Severance Plan and Potential Payments Upon Termination or a Change of Control

On June 28, 2019, the Compensation Committee adopted and approved our Executive Severance and Change of Control Plan and designated certain of our executives, including our NEOs, as participants (each, a “Participant” and together, the “Participants”) in our Executive Severance and Change of Control Plan. Assuming a termination of employment occurred on December 31, 2025 and a price per share of our common stock on the date of termination of $30.94 (the closing price per share of our common stock as traded on the New York Stock Exchange as of the last business day of 2025), the amount of compensation that would have been payable to each NEO in each situation is listed in the table below. The amounts shown in the table below are for illustrative purposes only. Actual amounts that would be paid on any termination of employment can only be determined at the time of any actual separation from us.

Name and Termination Scenario	Severance Payment(1)	Healthcare Continuation Coverage(2)	Equity Awards Subject to Vesting(3)		Other Compensation(4)		Total(9)
H. Michael Schwartz
• Without Cause or for Good Reason	$2,540,629	$—	$2,503,020	(5)	$72,115		$5,115,764
• Change of control	$3,810,943	$—	$3,622,050	(6)	$72,115		$7,505,108
• Death or disability(7)	$675,000	$—	$3,622,050		$272,115	(8)	$4,569,165
• Cause or Resignation	$—	$—	$—		$72,115		$72,115

James Barry
• Without Cause or for Good Reason	$528,131	$30,186	$516,629	(5)	$40,073		$1,115,019
• Change of control	$1,056,262	$60,372	$1,326,569	(6)	$40,073		$2,483,276
• Death or disability(7)	$210,000	$—	$1,326,569		$40,073		$1,576,642
• Cause or Resignation	$—	$—	$—		$40,073		$40,073

Name and Termination Scenario	Severance Payment(1)	Healthcare Continuation Coverage(2)	Equity Awards Subject to Vesting(3)		Other Compensation(4)	Total(9)

Joe Robinson
• Without Cause or for Good Reason	$558,227	$43,400	$506,748	(5)	$40,385	$1,148,760
• Change of control	$1,116,453	$86,799	$1,312,263	(6)	$40,385	$2,555,900
• Death or disability(7)	$200,000	$—	$1,312,263		$40,385	$1,552,648
• Cause or Resignation	$—	$—	$—		$40,385	$40,385

Wayne Johnson
• Without Cause or for Good Reason	$801,425	$45,336	$444,456	(5)	$40,640	$1,331,857
• Change of control	$1,068,567	$60,448	$1,227,888	(6)	$40,640	$2,397,543
• Death or disability(7)	$200,000	$—	$1,227,888		$40,640	$1,468,528
• Cause or Resignation	$—	$—	$—		$40,640	$40,640

Michael Terjung
• Without Cause or for Good Reason	$658,194	$65,100	$363,607	(5)	$35,192	$1,122,093
• Change of control	$877,592	$86,799	$1,107,273	(6)	$35,192	$2,106,856
• Death or disability(7)	$150,000	$—	$1,107,273		$35,192	$1,292,465
• Cause or Resignation	$—	$—	$—		$35,192	$35,192

(1)

The Severance Payment will be due in the event that the NEO’s employment is terminated (i) by the NEO for Good Reason or (ii) by us or any of our subsidiaries without Cause. The Severance Payment is based upon a multiple of the sum of such NEO’s (i) highest annual salary within the prior two years and (ii) the average annual cash performance bonus earned for the prior three years. The multiple is equal to 2.0x for the Chief Executive Officer, 1.5x for the Chief Investment Officer and Chief Accounting Officer and 1.0x for all other executive officers. Such Severance Payments are paid in equal installments over an annual period equal to the multiple (i.e., 2 years, 1.5 years, 1 year). If a NEO is terminated without Cause or resigns for Good Reason and this occurs during the 12-month period following a Change of Control, then the multiple increases to 3.0x for the Chief Executive Officer and 2.0x for all other executive officers, and such Severance Payment is paid in a lump sum.

(2)

Represents the cost of medical insurance coverage for each NEO at the same annual level as in effect immediately preceding December 31, 2025 for a period of time equal to the applicable multiple set forth in footnote 1, above. Such amounts are paid in equal installments over an annual period equal to the respective severance multiple (i.e., two years, 1.5 years, one year). A lesser amount may be due if the NEO becomes eligible to receive healthcare coverage from a subsequent employer.

(3)

For purposes of this table, the market value per LTIP unit is assumed to be $30.94 (the closing price per share of our common stock as of the last business day of 2025). Such amounts include accrued and unpaid distributions due upon vesting. For performance-based awards such amounts were determined assuming targeted performance was achieved for the 2025 and 2024 grants, and maximum (i.e. 200% of target) was achieved for the 2023 grant.

(4)	Consists of accrued and unused paid time off, pursuant to the definition of “Accrued Obligations” contained in our Executive Severance and Change of Control Plan.
(5)

With respect to the treatment of equity awards upon termination not involving a Change of Control: (i) any unvested time-based equity awards that would have otherwise vested over the 12-month period following the date of termination will immediately vest; and (ii) any unvested performance-based equity awards that remain outstanding on the date of termination shall remain outstanding and eligible to be earned following the completion of the performance period based on achievement of performance goals, vesting pro rata if such award becomes earned based on days employed during the performance period. For such performance -based awards, the table above assumes that performance-based awards for 2025, 2024 and 2023, performance goals were achieved at target, target, and maximum, respectively.

(6)

With respect to the treatment of equity awards in the case of termination following a Change of Control: (i) all unvested time-based equity awards vest and become exercisable immediately prior to the Change of Control; and (ii) any performance-based awards that were assumed in connection with the Change of Control and remain unvested on a termination date that occurs within 12 months following the Change of Control shall (a) to the extent only subject to time-based vesting as of the termination date, immediately vest on the termination date, or (b) to the extent subject to performance-based vesting as of the termination date, remain outstanding and eligible to be earned following completion of the performance period based on achievement of performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on days employed during the performance period through the termination date. The table above assumes that performance-based awards for 2025, 2024 and 2023, performance goals were achieved at target, target, and maximum, respectively.

(7)

In the event of a termination due to death or disability, such NEO is entitled to: (i) a pro rata portion of his annual cash performance bonus, as determined by the Compensation Committee based on actual performance for the performance period and number of days employed during such period, (ii) the immediate vesting of all unvested time-based equity awards, and (iii) any unvested performance awards that remain outstanding on the date of termination shall remain outstanding and eligible to be earned following the completion of the performance period based on achievement of performance goals, vesting pro rata if such award becomes earned based on days employed during the performance period. The amounts herein make the following assumptions: (i) the performance components of the cash bonuses were achieved at target for 2025, and (ii) the performance goals for the performance-based equity awards for 2025, 2024 and 2022 were achieved at target, target, and maximum, respectively.

(8)	Includes $200,000 in proceeds from a life insurance policy purchased by us, which benefits are payable to Mr. Schwartz’s beneficiary upon his death.
(9)

A NEO will not be entitled to receive any of these payments or benefits, other than the Accrued Obligations, unless the NEO has entered into a general release in favor of us and our affiliates, and the NEO will be entitled to receive such payments or benefits only so long as such NEO has not materially breached any of the provisions of the general release or the non-competition, non-solicitation, non-disclosure, non-disparagement and other similar restrictive covenants set forth in the NEO’s letter agreement entered into pursuant to the Executive Severance and Change of Control Plan, which contains various obligations by the NEO to us such as (a) a confidentiality covenant that extends indefinitely, (b) a non-compete provision while the executive is employed by us, (c) certain employee, investor and customer non-solicitation covenants that extend during the executive’s employment and for a period of time after separation (18 months for CEO, or President, 12 months for Chief Investment Officer or Chief Accounting Officer, or 9 months for all other NEOs), and (d) a non-disparagement provision.

The terms “Cause,” “Good Reason,” and “Change of Control” have the following definitions as set forth in our Executive Severance and Change of Control Plan:

•

“Cause” is generally defined to mean: (i) willful fraud or material dishonesty in the performance of the executive’s duties; (ii) deliberate or intentional failure by the executive to substantially perform his duties (other than due to incapacity) after a written notice is delivered describing such failures; (iii) willful misconduct by the executive that is materially detrimental to our or our affiliates’ reputation, goodwill or business operations; (iv) willful disclosure of our confidential information or trade secrets; (v) a breach of any restrictive covenants contained within the Participant’s letter agreement entered into pursuant to our Executive Severance and Change of Control Plan, which contains various obligations by the executive to us such as (a) a confidentiality covenant that extends indefinitely, (b) a non-compete provision while the executive is employed by us, (c) certain employee, investor and customer non-solicitation covenants that extend during the executives employment and for a period of time after separation (18 months for CEO or President, 12 months for Chief Investment Officer or Chief Accounting Officer, or nine months for all other NEOs), and

(d) a non-disparagement provision; or (vi) the conviction of, or a plea of no contest to a charge of, a felony or crime of moral turpitude.

•

“Good Reason” is generally defined to mean, without the Participant’s consent: (i) a material diminution of base salary, target bonus, target annual equity compensation opportunity, or other annual incentive opportunity; (ii) a material reduction in authority, title, duties or responsibilities; (iii) relocation of principal place of employment greater than thirty (30) miles; or (iv) failure of any successor to us following a Change of Control to assume our Executive Severance and Change of Control Plan and its obligations.

•

“Change of Control” is generally defined to mean: (i) any person acquiring our securities representing at least 50% of the voting power; (ii) certain mergers (unless our stockholders continue to own at least 50% of the combined voting power of the resulting entity at the time of the merger); (iii) a change in the majority of our Board during any 12-month period that is not approved by a majority of directors; (iv) a sale of all or substantially all of our assets; or (v) adoption of a plan of liquidation.

Our Executive Severance and Change of Control Plan provides the following payments upon the occurrence of a Change of Control:

•	All unvested time-based equity awards vest and become exercisable immediately prior to the Change of Control; and

•

All unvested performance-based equity awards that are not continued or assumed by the successor entity in connection with the Change of Control vest and become exercisable immediately prior to the Change of Control based on actual achievement of the applicable performance goals through the date of the Change of Control, as determined in the sole discretion of the Compensation Committee.

Name	Time-Based Equity Awards	Performance-Based Equity Awards	Dividends	Total
H. Michael Schwartz	$2,230,403	$1,216,066	$175,581	$3,622,050
James Barry	$1,165,425	$140,813	$20,331	$1,326,569
Wayne Johnson	$1,108,696	$104,330	$14,862	$1,227,888
Joe Robinson	$1,156,607	$136,017	$19,639	$1,312,263
Michael Terjung	$1,031,872	$65,954	$9,447	$1,107,273

The above table assumes a change of control as of December 31, 2025 and a price per share of our common stock of $30.94 (the closing price per share of our common stock as traded on the New York Stock Exchange as of the last business day of 2025). This table also assumes that (i) no performance-based awards were continued or assumed by the successor entity in connection with the Change of Control, and (ii) all applicable performance goals were achieved at target. Included in the table above are the accrued distributions due based on the assumed achievement of the performance-based equity awards, as applicable.

Pay Versus Performance
Compensation Actually Paid
The table below sets forth information concerning the “compensation actually paid,” as determined under SEC rules, to our principal executive officer and to our other NEOs (our
“Non-PEO
NEOs”) (on an average basis) compared to certain measures of company performance for the fiscal years ended December 2025, 2024, 2023, 2022, and 2021 (“PVP Table”):

Year	Summary Compensation Table Total for PEO #1	Summary Compensation Table Total for PEO #2 (1)	Compensation Actually Paid to PEO #1 (2)	Compensation Actually Paid to PEO #2 (1) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3)	Value of Initial Fixed $100 Investment Based On:		Company Net Income (Loss) (6)	Company Same-Store NOI Growth (7)
							Company Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)(5)
2025	$4,846,581	N/A	$110,409	N/A	$1,719,763	$1,350,712	$92.60	$126.70	$(1,737,000)	0.6%
2024	$5,109,915	N/A	$5,155,302	N/A	$921,871	$925,922	$166.00	$123.90	$(5,887,000)	-1.7%
2023	$4,742,747	N/A	$6,123,197	N/A	$809,895	$943,121	$167.90	$118.10	$11,646,760	3.1%
2022	$3,499,872	N/A	$3,797,556	N/A	$766,787	$797,477	$160.50	$106.00	$21,669,452	16.5%
2021	$3,454,270	$536,443	$5,390,178	$831,624	$688,610	$884,798	$152.90	$141.30	$(19,564,718)	24.5%

(1)
For the fiscal year ended December 31, 2021, Michael S. McClure (our “PEO #2”) was our principal executive officer until April 15, 2021, at which time H. Michael Schwartz (our “PEO #1”) became our principal executive officer.

(2)	See tables below for the calculation of Compensation Actually Paid for each year presented.
(3)	For the fiscal years ended December 31, 2025, 2024, 2023, 2022, and 2021 our Non-PEO NEOs consisted of: James Barry, Joe Robinson, Wayne Johnson, and Michael Terjung.
(4)
Total Shareholder Return and Peer Group Total Shareholder Return assume $100 invested on December 31, 2020, including reinvestment of dividends. Reflected in the Total Shareholder Return is the change in price from previously-declared Net Asset Values to the publicly-traded price following the company’s listing on the New York Stock Exchange.

(5)	The Peer Group referenced for Peer Group Total Shareholder Return consists of the FTSE Nareit All Equity Index.
(6)	Net Income (Loss) represents the net income or loss generated in each calendar year for the Company and all of its consolidated subsidiaries, calculated in accordance with GAAP.
(7)
We have identified Same-Store NOI Growth as our most important financial measure used by us to link compensation paid to our NEOs to company performance. Same-Store NOI is a non-GAAP
measure. See Appendix A for a reconciliation to the most directly comparable GAAP financial measure.

Calculation of Compensation Actually Paid:

	2025
	PEO #1	Average for Non-PEO NEOs
Summary Compensation Table Total	$4,846,581	$1,719,763
Deduction for amounts reported in “Stock Awards” column of the Summary Compensation Table	$(3,800,000)	$(1,222,239)
Increase for fair value of awards granted during year presented that remain unvested as of year end presented	$1,877,934	$1,083,826
Increase for fair value of awards granted during year presented that vested during the year presented	$377,839	$35,552
Decrease for change in fair value from prior year-end presented to year-end presented of awards granted prior to year presented that were outstanding and unvested as of year-end presented	$(2,493,172)	$(229,535)
Decrease for change in fair value from prior year-end presented to vesting date of awards granted prior to year presented that vested during year presented	$(930,828)	$(93,158)
Deduction of fair value of awards granted prior to year presented that were forfeited during year presented	$—	$—
Increase based upon incremental fair value of awards modified during year presented	$—	$—
Increase based on dividends or other earnings paid during year presented, prior to vesting date of award	$232,055	$56,503

Compensation Actually Paid	$110,409	$1,350,712

	2024
	PEO #1	Average for Non-PEO NEOs
Summary Compensation Table Total	$5,109,915	$921,871
Deduction for amounts reported in “Stock Awards” column of the Summary Compensation Table	$(3,800,000)	$(357,500)
Increase for fair value of awards granted during year presented that remain unvested as of year end presented	$3,182,193	$299,385
Increase for fair value of awards granted during year presented that vested during the year presented	$640,259	$60,236
Decrease for change in fair value from prior year-end presented to year-end presented of awards granted prior to year presented that were outstanding and unvested as of year-end presented	$(178,414)	$(17,090)
Decrease for change in fair value from prior year-end presented to vesting date of awards granted prior to year presented that vested during year presented	$(79,091)	$(7,706)
Deduction of fair value of awards granted prior to year presented that were forfeited during year presented	$—	$—
Increase based upon incremental fair value of awards modified during year presented	$—	$—
Increase based on dividends or other earnings paid during year presented, prior to vesting date of award	$280,440	$26,726

Compensation Actually Paid	$5,155,302	$925,922

	2023
	PEO #1	Average for Non-PEO NEOs
Summary Compensation Table Total	$4,742,747	$809,895
Deduction for amounts reported in “Stock Awards” column of the Summary Compensation Table	$(3,800,000)	$(343,750)
Increase for fair value of awards granted during year presented that remain unvested as of year end presented	$3,409,691	$308,451
Increase for fair value of awards granted during year presented that vested during the year presented	$686,034	$62,061
Increase for change in fair value from prior year-end presented to year-end presented of awards granted prior to year presented that were outstanding and unvested as of year-end presented	$809,195	$79,121
Increase for change in fair value from prior year-end presented to vesting date of awards granted prior to year presented that vested during year presented	$30,184	$3,358
Deduction of fair value of awards granted prior to year presented that were forfeited during year presented	$—	$—
Increase based upon incremental fair value of awards modified during year presented	$—	$—
Increase based on dividends or other earnings paid during year presented, prior to vesting date of award	$245,346	$23,985

Compensation Actually Paid	$6,123,197	$943,121

	2022
	PEO #1	Average for Non-PEO NEOs
Summary Compensation Table Total	$3,499,872	$766,787
Deduction for amounts reported in “Stock Awards” column of the Summary Compensation Table	$(1,900,000)	$(212,500)
Increase for fair value of awards granted during year presented that remain unvested as of year end presented	$1,557,805	$174,228
Increase for fair value of awards granted during year presented that vested during the year presented	$359,494	$40,207
Increase for change in fair value from prior year-end presented to year-end presented of awards granted prior to year presented that were outstanding and unvested as of year-end presented	$29,782	$3,049
Increase for change in fair value from prior year-end presented to vesting date of awards granted prior to year presented that vested during year presented	$20,469	$2,027
Deduction of fair value of awards granted prior to year presented that were forfeited during year presented	$—	$—
Increase based upon incremental fair value of awards modified during year presented	$—	$—
Increase based on dividends or other earnings paid during year presented, prior to vesting date of award	$230,134	$23,679

Compensation Actually Paid	$3,797,556	$797,477

	2021
	PEO #1	PEO #2	Average for Non-PEO NEOs
Summary Compensation Table Total	$3,454,270	$536,443	$688,610
Deduction for amounts reported in “Stock Awards” column of the Summary Compensation Table	$(1,850,000)	$—	$(177,500)
Increase for fair value of awards granted during year presented that remain unvested as of year end presented	$2,291,862	$—	$219,895
Increase for fair value of awards granted during year presented that vested during the year presented	$528,891	$—	$50,745
Increase for change in fair value from prior year-end presented to year-end presented of awards granted prior to year presented that were outstanding and unvested as of year-end presented	$676,181	$314,251	$72,481
Increase for change in fair value from prior year-end presented to vesting date of awards granted prior to year presented that vested during year presented	$107,776	$56,044	$12,394
Deduction of fair value of awards granted prior to year presented that were forfeited during year presented	$—	$119,179	$—
Increase based upon incremental fair value of awards modified during year presented	$—	$—	$—
Increase based on dividends or other earnings paid during year presented, prior to vesting date of award	$181,198	$44,065	$18,173

Compensation Actually Paid	$5,390,178	$831,624	$884,798
Relationship between Compensation Actually Paid and Company Performance Metrics
When determining the compensation of our executives, we consider certain financial and non-financial
metrics. The following is an unranked list of the most important financial and non-financial
measures we used to link “compensation actually paid” to our NEOs for the fiscal year ended December 31, 2024 to company performance:

•	Same-store revenue growth

•	Same-store NOI growth

•	FFO, as adjusted (per share)

•	G&A expense

The graphs below illustrate, for each of the years presented in the PVP table above, the relationship between (i) (A) Compensation Actually Paid to our PEO and (B) Compensation Actually Paid to our
Non-PEO
NEOs and (ii) (W) our cumulative total shareholder return (“TSR”), (X) the cumulative TSR of the FTSE Nareit All Equity Index (the “Peer Group”), (Y) our net income, and (Z) our Same-Store NOI Growth, which we consider to be the most important financial performance measure we use for purposes of determining NEO compensation. Same-Store NOI Growth was chosen as the most important financial metric due to its representative nature of overall portfolio performance and its impact to overall portfolio valuation.

Compensation Actually Paid vs. SmartStop TSR
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$180.00
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
2021
2022
2023
2024
2025
PEO #1
PEO #2
Non-PEO
SmartStop TSR
FTSE NAREIT All Equity Index

Compensation Actually Paid vs. SmartStop Same-Store NOI
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
-5.0%
2021
2022
2023
2024
2025
PEO #1
PEO #2
Non-PEO
Same-Store NOI

CEO Pay Ratio

Pursuant to SEC rules, we are disclosing the ratio of the annual total compensation of our Chief Executive Officer, which as of December 31, 2025 was H. Michael Schwartz, to the annual total compensation of our median employee.

To identify our median employee, we examined annual total compensation consisting of all cash compensation, including bonuses for all of our employees for 2025. We annualized the compensation for those employees who were employed by us for less than the full fiscal year. We did not make any cost-of-living adjustments for this calculation.

The 2025 annual total compensation for our median employee as determined based on SEC rules was $42,513. The 2025 annual total compensation for our Chief Executive Officer as determined based on SEC rules was $4,846,581. Based on this information, the ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation for fiscal year 2025 is 114 to 1.

Director Compensation for the Year Ended December 31, 2025

Summary

The following table provides a summary of the compensation earned by or paid to our directors for the year ended December 31, 2025:

Name	Fees Earned or Paid in Cash		Stock Awards(1)		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non qualified Deferred Compensation	All Other Compensation(2)	Total
H. Michael Schwartz	$—		$—		$—	$—	$—	$266	$266
Lora Gotcheva	$41,250	(3)	$100,000	(5)	$—	$—	$—	$1,006	$142,256
Timothy S. Morris	$93,375	(3)	$380,025	(5)(6)	$—	$—	$—	$693	$474,093
David J. Mueller	$97,125	(3)	$380,025	(5)(6)	$—	$—	$—	$426	$477,576
Harold “Skip” Perry	$112,125	(3)	$380,025	(5)(6)	$—	$—	$—	$266	$492,416
Paula Mathews(4)	$31,875	(3)	$380,025	(5)(6)	$—	$—	$—	$419	$412,319

(1)

This column represents the full grant date fair value in accordance with FASB ASC Topic 718, using the assumptions to value such awards as reported in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.

(2)	Represents payment of life insurance premiums covering each of the members of our Board for the benefit of such director’s beneficiaries.
(3)	Amount includes total fees earned or paid during the year ended December 31, 2025.
(4)	Paula Mathews served on our board of directors through June 30, 2025.
(5)

Amount includes an equity grant with an estimated fair market value at grant date of approximately $100,000 issued in connection with such board member’s appointment or re-appointment to the board of directors in 2025, as applicable.

(6)	Amount includes an equity grant with an estimated fair market value at grant date of approximately $280,025 issued in connection with our underwritten public offering in April 2025.

Terms of Director Compensation

Each of our non-employee directors receive compensation for their service in the form of both cash and equity, as described below. Membership on our committees is comprised solely of independent directors.

Role	Amount
Director Cash Retainer	$65,000
Lead Independent Director (supplemental)	$15,000
Audit Committee Chair (supplemental)	$20,000
Nominating and Corporate Governance Committee Chair (supplemental)	$15,000

Role	Amount
Compensation Committee Chair (supplemental)	$15,000
Audit Committee Non-Chair (supplemental)	$10,000
Nominating and Corporate Governance Committee Non-Chair (supplemental)	$7,500
Compensation Committee Non-Chair (supplemental)	$7,500
Potential Additional Per Meeting Fees*	$1,500

*	In the event that the board of directors or any committee thereof meets more than 10 times per year, a per meeting fee of $1,500 will be paid for each meeting thereafter.

Upon re-election for membership on our board of directors, our non-employee directors receive an annual equity award with a market value of $100,000, which vests one year from the date of the director’s re-election.

2022 Long-Term Incentive Plan Awards to Independent Directors

In March 2022, following the recommendation of the Compensation Committee, our board of directors approved the Equity Incentive Plan, which was approved by our stockholders at our 2022 annual meeting of stockholders. The Equity Incentive Plan became effective when it was approved by our stockholders, and it replaced our prior incentive plan, known as the Employee and Director Long-Term Incentive Plan (the “Prior Plan”). From and after the effective date of the Equity Incentive Plan, no further awards have been or will be made under the Prior Plan.

The purpose of the Equity Incentive Plan is to encourage and enable our and our subsidiaries’ eligible employees, directors, consultants, and other key persons, upon whose judgment, initiative, and efforts we largely depend for the successful conduct of our business, to acquire a proprietary interest in us. Pursuant to the Equity Incentive Plan, we may issue stock options, stock appreciation rights, restricted stock unit awards, restricted stock awards, restricted stock unit awards, unrestricted stock awards, dividend equivalent rights, LTIP Units, other equity-based awards, and cash-based awards.

The total number of shares of our common stock authorized and reserved for issuance under the Equity Incentive Plan is equal to 2,500,000 shares. As of December 31, 2025, there were approximately 1.4 million shares available for issuance under the Equity Incentive Plan. The term of the Equity Incentive Plan is 10 years. In the event of a consolidation or merger in which we are not the surviving corporation, or a sale of all or substantially all of our assets, in which outstanding shares of our stock are exchanged for securities, cash, or other property of an unrelated corporation or business entity, or in the event of our liquidation, the board of directors of any corporation assuming our obligations, may, in its discretion, take any one or more of the following actions as to outstanding awards under the Equity Incentive Plan: (i) provide that the awards may be assumed or substituted or (ii) upon written notice to participants, provide that all awards will terminate upon consummation of such a transaction. In the event that awards are not assumed or substituted, except as otherwise provided by the Compensation Committee in the award agreement or other agreement between the holder of an award and us, upon the effective time of such transaction, all awards will become vested and exercisable and vested awards, other than stock options, shall be fully settled in cash or in kind at such appropriate consideration as determined by the Compensation Committee in its sole discretion after taking into account the consideration payable per share pursuant to such transaction, or the “merger price,” and all stock options shall be fully settled in cash or in kind in an amount equal to the difference between the merger price and the exercise price of the options; provided that each participant may be permitted to exercise all outstanding options within a specified period determined by the Compensation Committee prior to such.

In the event the board of directors or the Compensation Committee determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects our stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Incentive Plan or with respect to an award, then our board of directors or Compensation Committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.

As of December 31, 2025, (i) Mr. Mueller had received a total of 24,023 shares of restricted stock or LTIP units, of which 11,611 shares or LTIP units had vested, (ii) Mr. Morris had received a total of 22,873 shares of restricted stock of which 11,019 shares had vested, (iii) Mr. Perry had received a total of 23,609 shares of restricted stock of which 11,197 shares had vested, (iv) Ms. Mathews had received a total of 21,273 shares of restricted stock or LTIP units, of which 21,273 shares or LTIP units had vested, and (v) Ms. Gotcheva had received 2,786 shares of restricted stock, of which none had vested.

Director Life Insurance Policies

We purchased life insurance policies covering each of the members of our board of directors for the benefit of such director’s beneficiaries. For the year ended December 31, 2025, we paid total premiums of $3,076 on such life insurance policies. Of this amount, $266 was attributed to the policy covering H. Michael Schwartz, $1,006 was attributed to the policy covering Lora Gotcheva, $693 was attributed to the policy covering Timothy S. Morris, $426 was attributed to the policy covering David J. Mueller, $266 was attributed to the policy covering Harold “Skip” Perry, and $419 was attributed to the policy covering Paula Mathews, who served on our board directors through June 30, 2025.

Executive Officers and Directors

Included below is certain information regarding our current executive officers and directors. All of our directors, including our four independent directors, have been nominated for re-election at the 2026 annual meeting of stockholders. All of our executive officers serve at the pleasure of our board of directors.

Name	Age	Position(s)
H. Michael Schwartz	59	Chairman of the Board of Directors, Chief Executive Officer and President
Wayne Johnson	68	Chief Investment Officer and Director
Joe Robinson	52	Chief Operations Officer
James R. Barry	37	Chief Financial Officer and Treasurer
Michael O. Terjung	49	Chief Accounting Officer
Nicholas M. Look	43	General Counsel and Secretary
Harold “Skip” Perry	79	Independent Director
David J. Mueller	73	Independent Director
Timothy S. Morris	64	Independent Director
Lora Gotcheva	48	Independent Director

H. Michael Schwartz. Mr. Schwartz is the Chairman of our board of directors, our Chief Executive Officer and our President. Mr. Schwartz has been an officer and director since our initial formation in January 2013; he served as our Chief Executive Officer from January 2013 to June 2019, our Executive Chairman from June 2019 to April 2021, and again as our Chief Executive Officer starting in April 2021. Mr. Schwartz is also the Chief Executive Officer of Strategic Asset Management I, LLC (f/k/a SmartStop Asset Management, LLC) (“SAM”), our former sponsor. He also serves as Chief Executive Officer, President and Chairman of the Board of each of the following self storage REITs sponsored by a subsidiary of ours: Strategic Storage Growth Trust III, Inc., or SSGT III, Strategic Storage Trust VI, Inc., or SST VI, and Strategic Storage Trust X, or SST X. He also serves as the Chief Executive Officer and President of the sponsor, advisor, and property manager entities for SSGT III, SST VI, and SST X. In addition, Mr. Schwartz serves as Chairman of the Board of Strategic Student & Senior Housing Trust, Inc., or SSSHT, a public non-traded student and senior housing REIT sponsored by SAM. Previously, Mr. Schwartz served as Chief Executive Officer and Chairman of the board of directors of each of Strategic Storage Growth Trust, Inc., or SSGT, and Strategic Storage Trust IV, Inc., or SST IV, each a public non-traded self storage REIT, as well as Chief Executive Officer, President, and Chairman of the board of directors of Strategic Storage Growth Trust II, Inc., or SSGT II, a private REIT. We acquired each of SSGT, SST IV, and SSGT II by way of a merger into subsidiaries of ours on January 24, 2019, March 17, 2021, and June 1,

2022, respectively. Mr. Schwartz also served as Chief Executive Officer, President, and Chairman of the board of directors of SmartStop Self Storage, Inc., or SST I, from August 2007 until the merger of SST I with Extra Space Storage, Inc., or Extra Space, on October 1, 2015. Prior to this time, Mr. Schwartz held various roles in the real estate and financial services industry, which includes more than 30 years of real estate, securities, and corporate financial management experience. Mr. Schwartz holds a B.S. in Business Administration with an emphasis in Finance from the University of Southern California.

We believe Mr. Schwartz’s active participation in the management of our operations and his experience in the self storage industry supports his appointment to our Board.

Wayne Johnson. Mr. Johnson is our Chief Investment Officer, a position he has held since June 2015, and a member of our Board, a position he has held since February 2026. He has served as one of our executive officers since our initial formation in January 2013, including from June 2019 until February 2026 as our President. In addition, Mr. Johnson serves as the Chief Investment Officer of SSGT III, SST VI, and SST X, as well as President and Chief Investment Officer of the sponsor, advisor, and property management entities for SSGT III, SST VI, and SST X. Mr. Johnson also served in various roles at SSGT, SST IV, and SSGT II, including most recently as Chief Investment Officer until their respective mergers with us on January 24, 2019, March 17, 2021, and June 1, 2022, respectively. Mr. Johnson served as Senior Vice President—Acquisitions for SST I from August 2007 until January 2015 when he was elected Chief Investment Officer until the merger of SST I with Extra Space on October 1, 2015. Mr. Johnson’s prior experience involved all aspects of commercial development and leasing, including office, office warehouse, retail, and self storage facilities. Mr. Johnson served on the board and is the past President of the Texas Self Storage Association (TSSA), which is the trade organization for self-storage developers, owners, and management groups. Mr. Johnson entered the commercial real estate business in 1979 after graduating from Southern Methodist University with a B.B.A. in Finance and Real Estate.

We believe Mr. Johnson’s active participation in the management of our operations and his experience in the self storage industry supports his appointment to our Board.

Joe Robinson. Mr. Robinson is our Chief Operations Officer, a position he has held since October 2019. Mr. Robinson also serves as Chief Operations Officer of the sponsor, advisors, and property managers of our sponsored real estate programs. Prior to joining SmartStop, Mr. Robinson served as Chief Marketing Officer and Executive Vice President of Simply Self Storage Management LLC from April 2016 until September 2019. At Simply, Mr. Robinson led various functions including all marketing, pricing, information technology, and training. From 2010 to 2016, Mr. Robinson served in several pricing and marketing capacities at Extra Space. Most recently, he was Vice President, Marketing where he led revenue management, data analytics, and the call center. Prior to that, Mr. Robinson served as Director of Revenue Management, where he led the development of multiple industry first centralized pricing models for self storage. Mr. Robinson is a respected authority on Revenue Management in the self storage industry. He has delivered multiple speaking engagements on pricing and has had multiple articles distributed in several industry trade publications. Mr. Robinson holds a B.S. in Computer Science with a Business Minor from Brigham Young University, and a Masters of Business Administration from Rice University.

James R. Barry. Mr. Barry is our Chief Financial Officer and Treasurer, positions he has held since June 2019. Mr. Barry also serves as Chief Financial Officer and Treasurer of the sponsor, advisors, and property managers of our sponsored real estate programs. Mr. Barry served as our Senior Vice President – Finance from August 2018 to June 2019. Prior to being our Senior Vice President – Finance, Mr. Barry served in various positions for SAM, including Senior Vice President – Finance from August 2018 to July 2019 and Director of Finance from October 2015 to August 2018. Mr. Barry was also a director on the board of directors of Strategic Storage Growth Trust II, Inc. from March 2021 until its merger with a subsidiary ours in June 2022. From 2012 to 2015, Mr. Barry held the title of Financial Analyst at SmartStop Self Storage Inc., and was highly involved in the negotiations, calculations, and communications for the merger with Extra Space on October 1, 2015. From

2009 to 2012, Mr. Barry served as a Corporate Accountant and Senior Financial Analyst at Thompson National Properties, LLC, a sponsor of commercial real estate offerings. From 2007 to 2009, Mr. Barry worked in various accounting functions at Grubb & Ellis Co. Mr. Barry holds a B.S. in Business Administration with an emphasis in Finance from California State University, Fullerton, and a Masters of Business Administration with an emphasis in Finance from Chapman University, where he graduated with honors.

Michael O. Terjung. Mr. Terjung is our Chief Accounting Officer, a position he has held since June 2019. Mr. Terjung also serves as Chief Accounting Officer of the sponsor, advisors, and property managers of our sponsored real estate programs. From January 2017 until December 2019, Mr. Terjung served as the Chief Financial Officer and Treasurer for SSSHT. Mr. Terjung was also the Chief Financial Officer and Treasurer of SSGT until that company merged with and into a wholly-owned subsidiary of SST II in January 2019. Mr. Terjung was Chief Financial Officer and Treasurer of SSGT II from July 2018 until June 2019. Mr. Terjung also served as the Chief Financial Officer and Treasurer of SAM from January 2017 until April 2022. Previously, from October 2015 to January 2017, Mr. Terjung served as a Controller for SAM. He also served as the Controller of SST I from September 2014 until its merger with Extra Space on October 1, 2015 and served as a Controller of SSH assigned to SST I from September 2009 to September 2014. From July 2004 to September 2009, Mr. Terjung held various positions with NYSE listed Fleetwood Enterprises, Inc., including Corporate Controller responsible for financial reporting and corporate accounting. Mr. Terjung gained public accounting and auditing experience while employed with PricewaterhouseCoopers LLP and Arthur Andersen LLP from September 2000 to July 2004, where he worked on the audits of a variety of both public and private entities, registration statements, and public offerings. Mr. Terjung is a Certified Public Accountant, licensed in California, and graduated cum laude with a B.S.B.A. degree from California State University, Fullerton.

Nicholas M. Look. Mr. Look is our General Counsel and Secretary, positions he has held since June 2019. Mr. Look also serves as General Counsel and Secretary of the sponsor, advisors, and property managers of our sponsored real estate programs. He also serves as the Secretary of each of SSGT III, SST VI, and SST X since their formation. Mr. Look also served as the Secretary of SST IV and SSGT II, positions he held until their respective mergers with us in March 2021 and June 2022, respectively. Mr. Look was previously Senior Corporate Counsel of SAM, a position he held from June 2017 until June 2019. From September 2017 to June 2019, Mr. Look served as Assistant Secretary of SSSHT. Prior to that, Mr. Look worked with the law firms of K&L Gates LLP, from April 2014 to June 2017, and Latham & Watkins LLP, from October 2010 to April 2014, where he served as corporate counsel to a variety of public and private companies, and where his practice focused on securities matters, capital markets transactions, mergers and acquisitions and general corporate governance and compliance. Mr. Look holds a B.S. in Computer Science from the University of California, Irvine, and a J.D. from the Pepperdine University School of Law. He is a member of the State Bar of California.

Harold “Skip” Perry. Mr. Perry is one of our independent directors and has served as such since January 2016. Since April 2022, he has served as our lead independent director. Mr. Perry is a member and Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee. Mr. Perry previously served as one of our independent directors from October 2013 until June 2014 and served as an independent director of SmartStop Self Storage, Inc. from February 2008 until the merger of SmartStop Self Storage, Inc. with Extra Space on October 1, 2015. Mr. Perry has over 50 years of financial accounting, management, and consulting experience for domestic and international organizations in the real estate industry. He is currently the Executive Managing Director of Real Globe Advisors, LLC, a commercial real estate advisory firm which he founded. Mr. Perry also held the same position with Real Globe Advisors, LLC from July 2007 to June 2009. From June 2009 to March 2011, he was the Managing Director of Alvarez & Marsal Real Estate Advisory Services. From 1995 to June 2007, Mr. Perry was a national partner in Ernst & Young LLP’s Transactional Real Estate Advisory Services Group and held a number of leadership positions within Ernst & Young. While at Ernst & Young, he handled complex acquisition and disposition due diligence matters for private equity funds and corporate clients, complex real estate portfolio optimization studies, and monetization strategies within the capital markets arena, including valuation of self storage facilities. Prior to 1995, Mr. Perry headed the Real Estate Consulting Practice of the Chicago office of Kenneth Leventhal & Co. Prior to his time with Kenneth Leventhal & Co., Mr. Perry was a senior principal with Pannell Kerr Forester, a national accounting and consulting firm specializing in the hospitality industry. He is a CPA and holds an MAI designation with the Appraisal Institute and a CRE designation with the Counselors of Real Estate. He graduated with a Bachelor of Arts in Russian and Economics from the University of Illinois, and has a Masters of Business Administration with a concentration in finance from Loyola University in Illinois.

We believe Mr. Perry’s more than 50 years of financial accounting, management and consulting experience in the real estate industry supports his appointment to our Board.

David J. Mueller. Mr. Mueller is one of our independent directors and has served as such since October 2013. Mr. Mueller is a member and Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Mueller has more than 35 years of financial management experience with several firms in the financial services industry. In June 2009, Mr. Mueller founded his own CPA firm, specializing in consulting, audit, and tax services for small businesses and non-profits, where he continues to serve as Managing Partner. From June 2001 to May 2009, he worked for Manulife Financial Corporation, serving in several capacities including Controller of Annuities and Chief Financial Officer of Distribution for Manulife Wood Logan, where he was heavily involved in the company’s due diligence and subsequent integration with John Hancock Financial Services. Prior to his time with Manulife Financial Corporation, Mr. Mueller served as Chief Financial Officer of Allmerica Financial Services, the insurance and investment arm of Allmerica Financial Corporation. He began his career in the Boston office of Coopers and Lybrand, specializing in financial services, real estate, and non-profits. Mr. Mueller is a licensed CPA in the Commonwealth of Massachusetts. He is a graduate of the University of Wisconsin-Green Bay with a degree in Finance.

We believe Mr. Mueller’s more than 35 years of financial management experience supports his appointment to our Board.

Timothy S. Morris. Mr. Morris is one of our independent directors and has served as such since January 2016. Mr. Morris is a member and Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Morris previously served as an independent director of SmartStop Self Storage, Inc. from February 2008 until the merger of SmartStop Self Storage, Inc. with Extra Space on October 1, 2015. Mr. Morris has more than 35 years of financial and management experience with several international organizations. In 2008, Mr. Morris founded AMDG Worldwide Ltd., a consultancy business to support the philanthropic sector. Through this entity, Mr. Morris continues to serve an eclectic range of philanthropic clients. From March 2019 until July 2021, Mr. Morris served as the finance director of the English-Speaking Union, a global charity which helps underprivileged children with speaking and listening skills. From 2014 to 2017, Mr. Morris assumed a part-time executive position as finance director of Tomorrow’s Company, a London-based global think tank focusing on business leadership. From June 2007 to April 2008, Mr. Morris was the Chief Financial Officer for Geneva Global, Inc., a philanthropic advisor and broker which invests funds into developing countries. Prior to joining Geneva Global, Inc., from 2002 to 2007, Mr. Morris was the director of corporate services for Care International UK Ltd., where he was responsible for the finance, internal audit, risk management, human resources, legal insurance, and information technology functions during the financial turnaround of that organization. From 2000 to 2002, Mr. Morris was the Controller for Royal Society Mencap, a learning disability charity. From 1996 to 1999, Mr. Morris was the head of global management reporting for Adidas Group AG in Germany and was later the International Controller for Taylor Made Golf Company, Inc., in Carlsbad, California, a subsidiary of Adidas Group AG. Prior to 1996, Mr. Morris held various management and senior finance roles within organizations such as the International Leisure Group, Halliburton/KBR and the Bank for International Settlements in Basel, Switzerland. Mr. Morris has his Bachelor of Science in Economics from Bristol University in the United Kingdom, his MBA from the Cranfield School of Management in the United Kingdom, and he is a Chartered Management Accountant (CIMA, CGMA).

We believe Mr. Morris’s extensive financial and management experience across multiple organizations over more than 35 years supports his appointment to our Board.

Lora Gotcheva. Ms. Gotcheva is one of our independent directors and has served as such since July 2025. Ms. Gotcheva has more than 25 years of financial management and investment experience with several firms in the financial services industry. From July 2010 until April 2025, Ms. Gotcheva served in various roles at CPP Investments, one of the largest pension fund managers in Canada which invests the funds of the Canada Pension Plan. Most recently, Ms. Gotcheva served as a Managing Director, specializing in private real estate investments, joint ventures, and public REIT investments. While at CPP Investments, Ms. Gotcheva also served on its Infrastructure Investment Committee, which had the primary responsibility of reviewing acquisitions, dispositions and key value creation initiatives across CPP Investments’ global infrastructure portfolio. Ms. Gotcheva earned a Bachelor of Arts degree from Mount Holyoke College, and an MBA from The Wharton School at the University of Pennsylvania.

We believe Ms. Gotcheva’s more than 25 years of financial management experience supports her appointment to our Board.

STOCK OWNERSHIP

Beneficial Ownership of the Company’s Stock by Directors and Officers

The following table sets forth, as of March 31, 2026, the amount of our common stock beneficially owned by each of our directors and executive officers, and our directors and executive officers as a group. There were a total of 55,246,777 million shares of common stock issued and outstanding as of March 31, 2026.

Name and Address(1) of Beneficial Owner(2)	Number of Shares of Common Stock Beneficially Owned		Common Stock Issuable Upon Conversion or Exchange of Other Securities		Total	Percentage of All Shares of Common Stock(3)
H. Michael Schwartz, Chairman of the Board of Directors, Chief Executive Officer and President	174,370	(4)	2,754,179	(5)	2,928,549	5.0%
Wayne Johnson, Chief Investment Officer and Director	8,863		163,369		172,232	*
Joe Robinson, Chief Operations Officer	2,830		32,358		35,188	*
James Barry, Chief Financial Officer and Treasurer	3,375		62,916		66,291	*
Michael O. Terjung, Chief Accounting Officer	8,142		56,459		64,601	*
Nicholas M. Look, General Counsel and Secretary	1,613		32,766		34,379	*
Harold “Skip” Perry, Independent Director	12,657		5,380		18,037	*
David J. Mueller, Independent Director	6,765		6,820		13,585	*
Timothy S. Morris, Independent Director	14,782		—		14,782	*
Lora Gotcheva, Independent Director	—		—		—	*

All directors and executive officers as a group	233,397		3,114,247		3,347,644	5.7%

*	Represents less than 1%.
(1)	The address of each director and executive officer is 10 Terrace Road, Ladera Ranch, California 92694.
(2)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following March 31, 2026. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)

For each person included in the table, percent of ownership is calculated by dividing the number of shares of our common stock beneficially owned by that person by the sum of (a) the number of shares of our common stock outstanding as of March 31, 2026 plus (b) the number of shares of common stock beneficially owned by such person that are attributable to OP Units that can be exchanged, or restricted stock or LTIP Units that will vest, within 60 days following March 31, 2026. OP Units may be redeemed for cash, or at the Company’s option, an equal number of shares of common stock, subject to certain restrictions. Once vested, LTIP Units are exchangeable into OP Units.

(4)

Includes 120,805 shares of common stock owned by SmartStop OP Holdings, LLC, which is indirectly owned and controlled by Mr. Schwartz. This also includes 29,315 shares of common stock held by a family trust, as to which Mr. Schwartz has shared voting and dispositive power and 24,250 shares of common stock held by a limited liability company which is 50% owned by an irrevocable trust, as to which Mr. Schwartz has sole voting and dispositive power.

(5)

Includes 2,494,220 Operating Partnership units owned by SmartStop OP Holdings, LLC, and 18 units owned by SS Toronto REIT Advisors, Inc., which are indirectly owned and controlled by Mr. Schwartz. This also includes 259,941 Operating Partnership units held by a family trust, as to which Mr. Schwartz has shared voting and dispositive power.

Beneficial Ownership of our Principal Stockholders

The following table sets forth information as of the dates indicated with respect to persons known to us to be the beneficial owners of more than 5% of our outstanding common shares:

	Common Stock Beneficially Owned
Name and Address(1)**	Number of Shares	Percent of Class
T. Rowe Price Associates, Inc.(2) 1307 Point Street Baltimore, MD 21231	5,909,948	10.7%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	3,207,362	5.8%
Prudential Financial, Inc.(4) 751 Broad Street Newark, NJ 07102	2,951,405	5.3%

(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following March 31, 2026. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

This information is as of January 31, 2026 and is based solely on a Schedule 13G/A filed on February 6, 2026 by T. Rowe Price Associates, Inc. to report that it (including affiliates) (i) has sole voting power with respect to 5,899,657 shares of common stock, (ii) does not have shared voting power with respect to any shares of common stock, (iii) has sole dispositive power with respect to 5,909,948 shares of common stock, and (iv) does not have shared dispositive power with respect to any shares of common stock.

(3)

This information is as of December 31, 2025 and is based solely on a Schedule 13G/A filed on January 21, 2026 by BlackRock, Inc. to report that it (including affiliates) (i) has sole voting power with respect to 3,137,303 shares of common stock, (ii) has sole dispositive power with respect to 3,207,362 shares of common stock, and (iii) does not have shared voting power or shared dispositive power with respect to any shares of common stock.

(4)

This information is as of December 31, 2025 and is based solely on a Schedule 13G/A filed on February 13, 2026 by Prudential Financial, Inc. to report that it (including affiliates) (i) does not have sole voting power with respect to any shares of common stock, (ii) has shared voting power with respect to 2,951,405 shares of common stock, (iii) does not have sole dispositive power with respect to any shares of common stock, and (iv) has shared dispositive power with respect to 2,951,405 shares of common stock.

**

In a Schedule 13G/A filed with the SEC on January 30, 2026, The Vanguard Group, Inc. (“Vanguard”) reported aggregate beneficial ownership of 3,576,922 shares of common stock, which would constitute approximately 6.5% of all outstanding shares of common stock of the Company. However, in a Schedule 13G/A filed with the SEC on March 27, 2026, Vanguard subsequently reported that (i) it beneficially owns 0.0% as of March 13, 2026, following an internal realignment pursuant to which Vanguard’s beneficial ownership has been disaggregated, (ii) certain subsidiaries or business divisions of subsidiaries of Vanguard that formerly had, or were deemed to have, beneficial ownership with Vanguard will report beneficial ownership separately (on a disaggregated basis) from Vanguard, (iii) these subsidiaries and/or business divisions pursue the same investment strategies as previously pursued by Vanguard prior to the realignment, and (iv) Vanguard no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions. Accordingly, Vanguard is not included among the 5% beneficial owners presented in the table.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

H. Michael Schwartz, our Chairman, President and Chief Executive Officer, holds an ownership interest in and is an officer of SAM and other affiliated entities. Accordingly, any agreements or transactions we have entered into with such entities may present a conflict of interest. For example, in the past, we have been a party to and are currently a party to agreements giving rise to material transactions between us and our affiliates, including our Transfer Agent Agreement (as defined below) and an Administrative Services Agreement (as defined below). Our independent directors reviewed and approved the material transactions between us and our affiliates arising out of these agreements. Set forth below is a description of the relevant transactions with our affiliates.

Our Board has adopted a written statement of policy regarding transactions with related parties, which we refer to as our “Related Party Transaction Policy.” Our Related Party Transaction Policy requires that a related party or “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related party transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related party had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Nominating and Corporate Governance Committee. No related party transaction will be executed without the approval or ratification of our Nominating and Corporate Governance Committee.

Administrative Services Agreement

On June 28, 2019, we, along with our Operating Partnership and certain other subsidiaries of ours (collectively, the “Company Parties”), entered into an Administrative Services Agreement with SAM (the “Administrative Services Agreement”), which, as amended, requires that the Company Parties will be reimbursed for providing certain operational and administrative services to SAM which may include, without limitation, accounting and financial support, IT support, HR support, advisory services and operations support, administrative support and other miscellaneous reimbursements as set forth in the Administrative Services Agreement and SAM will be reimbursed for providing certain operational and administrative services to the Company Parties which may include, without limitation, due diligence support, marketing, fulfillment and offering support, events support, insurance support, and administrative and facilities support. SAM and the Company Parties will reimburse one another based on the actual costs of providing their respective services. Additionally, SAM paid the Company Parties an allocation of rent and overhead for the portion of the Ladera Office that it occupied until October 2022, at which time SAM relocated to a separate office. Such agreement had an initial term of three years, with automatic one-year renewals, and is subject to certain adjustments as defined in the agreement.

For the year ended December 31, 2025, we incurred fees and reimbursements payable to SAM under the Administrative Services Agreement of approximately $0.7 million. We also recorded reimbursements from SAM of approximately $0.6 million during the year ended December 31, 2025 related to services provided to SAM. As of December 31, 2025, a receivable of approximately $0.4 was due from SAM related to the Administrative Services Agreement.

Registration Rights Agreement

On June 28, 2019, in connection with the Self Administration Transaction, we and our Operating Partnership entered into a registration rights agreement with SmartStop OP Holdings, LLC and certain other parties (collectively, the “Holders”). Pursuant to the registration rights agreement, the Holders have the right to request that we register for resale under the Securities Act shares of our common stock issued or issuable to such Holder. We are required to use commercially reasonable efforts to file a registration statement on Form S-3 within 30 days of such request and within 60 days of such request in the case of a registration statement on Form S-11 or such other appropriate form. Upon any such filing, we will seek to cause such registration statement to become effective as soon as reasonably practicable thereafter. The registration rights agreement also grants the Holders certain “piggyback” registration rights.

Property Management Agreement

We serve as the property manager for a self storage property in which SAM holds a minority interest. For the year ended December 31, 2025, we earned approximately $200,000 in property management and related fees for providing such management services.

Public Offering Purchases and Directed Share Program

On April 3, 2025, we closed an underwritten public offering of shares of our common stock. In connection with such offering, H. Michael Schwartz, our Chief Executive Officer and Chairman of our board of directors, purchased 18,000 shares through an entity Mr. Schwartz indirectly owns and controls at the public offering price of $30.00 per share for an aggregate purchase price of $540,000. The shares purchased by Mr. Schwartz were purchased directly from us pursuant to an issuer directed allocation from the shares of common stock offered in our underwritten public offering.

Additionally, the underwriters of our underwritten public offering reserved up to 10% of the shares of our common stock offered in such offering for sale to certain of our directors, officers, and employees, and friends and family members of certain of our directors, officers, and employees at the public offering price of $30.00 per share (the “Directed Share Program”). All sales pursuant to the Directed Share Program were made by J.P. Morgan Securities LLC, one of the underwriters of our underwritten public offering. Among the participants in the Directed Share Program was Michael O. Terjung, our Chief Accounting Officer, who purchased 6,000 shares for an aggregate purchase price of $180,000.

Transactions with Managed REITs

Through our indirect subsidiaries, we earn asset management fees, property management fees, acquisition fees, and other fees and also receive substantially all of the tenant protection program revenue earned by our Managed REITs. Certain of our officers also serve as officers of the Managed REITs, and one of our directors serves as a director or trustee, as applicable, of each Managed REIT; however, such individuals do not receive any compensation from the Managed REITs and are compensated solely by us for their services to the Managed REITs. We have also entered into certain agreements with the Managed REITs. For more information regarding these agreements and the fees we have received from the Managed REITs, see Notes 2 and 12 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025.

Fees Paid to our Affiliates

Pursuant to the terms of the agreements described above, the following table summarizes certain related party costs incurred and paid by us for the years ended December 31, 2025 and 2024, and any related amounts payable as of December 31, 2025 and 2024 (amounts in thousands):

	Year Ended December 31, 2025			Year Ended December 31, 2024
	Incurred	Settled	Payable	Incurred	Settled	Payable
Expensed
Transfer Agent fees	—	$21	—	$661	$715	$21
Other
Other	—	$341	—	—	—	341

Total	—	$362	—	$661	$715	$362

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON VIA WEBCAST OR NOT, WE URGE YOU TO HAVE YOUR VOTE RECORDED. STOCKHOLDERS MAY SUBMIT THEIR PROXIES VIA MAIL USING THE ENCLOSED PROXY CARD AND ENVELOPE, VIA THE INTERNET AT WWW.PROXY-DIRECT.COM OR VIA TELEPHONE AT (800) 337-3503.

YOUR VOTE IS VERY IMPORTANT AND YOUR IMMEDIATE RESPONSE WILL HELP AVOID POTENTIAL DELAYS AND MAY SAVE US SIGNIFICANT ADDITIONAL EXPENSES ASSOCIATED WITH SOLICITING STOCKHOLDER VOTES.

DETAILS REGARDING THE VIRTUAL ANNUAL MEETING

The annual meeting will be held online on Tuesday, June 23, 2026, at 9:00 a.m. (PDT), via live webcast. Stockholders of record as of the close of business on March 31, 2026 will be able to attend, participate in, and vote at the annual meeting online by accessing meetnow.global/MLWU9A4 and following the log in instructions below. Even if you plan to attend the annual meeting online, we recommend that you also authorize a proxy to vote your shares, as described herein, so that your vote will be counted if you decide not to attend the annual meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the annual meeting will begin promptly at 9:00 a.m. (PDT). Online access to the audio webcast will open approximately 15 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test the computer audio system. We encourage our stockholders to access the annual meeting prior to the start time.

Log in Instructions. To attend the annual meeting, log in at meetnow.global/MLWU9A4. Stockholders will need their unique 14-digit control number, which appears on the front of your proxy card in the shaded box. In the event that you do not have a control number, please contact Computershare as soon as possible and no later than June 22, 2026, so that you can be provided with a control number and gain access to the annual meeting.

Submitting Questions at the Annual Meeting. As part of the annual meeting, stockholders will be able to submit questions during the meeting that are pertinent to the Company and the annual meeting matters, and, time permitting, we intend to answer such questions. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

PROPOSALS ON WHICH YOU MAY VOTE

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all six members of our board of directors. Each person elected will serve as a director until our 2027 annual meeting of stockholders and until his or her successor is elected and qualifies. Our board of directors has nominated the following people for re-election as directors:

•	H. Michael Schwartz

•	Wayne Johnson

•	Harold “Skip” Perry

•	David J. Mueller

•	Timothy S. Morris

•	Lora Gotcheva

Each of the nominees is a current member of our board of directors. Detailed information on each nominee is provided on pages 44–48.

If any nominee becomes unable or unwilling to stand for re-election, our board of directors may designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

Each director is elected by the affirmative vote of the majority of total votes cast with respect to his or her election at the annual meeting, if a quorum is present. Votes are cast either in person via webcast or by proxy. There is no cumulative voting in the election of our directors. Any shares present but not voted (whether by abstention, broker non-vote, or otherwise) will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at the annual meeting. In such circumstances, directors will instead be elected by a plurality of all the votes cast at the annual meeting at which a quorum is present. The election of directors at this year’s annual meeting is not contested.

Recommendation

Each of the six nominees for re-election as a director will be elected at the annual meeting if a quorum is present at the annual meeting and a majority of all votes cast at such meeting vote in favor of such director for re-election. A properly executed proxy marked “FOR ALL” will be considered a vote in favor of all nominees for re-election as director. A properly executed proxy marked “FOR ALL EXCEPT” will be considered a vote in favor of all nominees EXCEPT those nominees you specifically list in the space provided. A properly executed proxy marked “WITHHOLD ALL” will be considered a vote against all director nominees.

Our board of directors unanimously recommends a vote “FOR” each of the nominees listed for re-election as directors.

PROPOSAL 2. APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

At the annual meeting, you and the other stockholders will vote, on a non-binding, advisory basis, on the approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related material disclosed in this proxy statement. The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement.

As an advisory vote, this proposal is not binding on us, our board of directors, or the Compensation Committee of our board of directors. Our board of directors and the Compensation Committee value the opinions expressed by stockholders in their advisory votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

Vote Required

The advisory vote on executive compensation is approved by the affirmative vote of a majority of the votes cast on the proposal at the annual meeting, if a quorum is present. Votes are cast either in person via webcast or by proxy. Any shares present but not voted (whether by abstention, broker non-vote, or otherwise) will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal.

Recommendation

Our board of directors unanimously recommends a vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

PROPOSAL 3. APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At the annual meeting, you and the other stockholders will vote, on a non-binding, advisory basis, on the frequency of future advisory votes on executive compensation. This proposal affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal in our proxy materials for future annual stockholder meetings or any special stockholder meeting for which we must include executive compensation information. Under this proposal, stockholders may vote to have the say-on-pay proposal every year, every two years, or every three years.

When we last submitted this proposal for consideration at the Company’s 2020 annual meeting of shareholders, the Board recommended, and a majority of the stockholders voted for, the holding of executive compensation advisory votes every two years. Even though that vote, as is the vote on this proposal, was advisory in nature and not binding on the Board, the Board considered the result of the vote in deciding to provide for advisory votes to approve executive compensation every two years.

The Board is now recommending the holding of executive compensation advisory votes every year. The Board believes that an annual vote provides stockholders with regular, timely opportunities to give the Compensation Committee of our board of directors direct feedback on compensation decisions from the immediately-completed fiscal year, as well as outlook and anticipated decisions for the current fiscal year. This aligns with the Company’s commitment to ongoing dialogue with stockholders on corporate governance matters and enables the Compensation Committee to proactively consider incremental adjustments in response to year-to-year changes in stockholder support. Since the Compensation Committee evaluates, adjusts, and approves executive compensation annually—reviewing and determining the primary elements of compensation for named executive officers each year—an annual stockholder vote provides an appropriate timeframe for the Compensation Committee to respond to feedback and adjust the compensation program as needed, while allowing stockholders to evaluate the results of the Compensation Committee’s actions in a timely manner. This annual frequency ensures that compensation decisions remain reflective of and further the Compensation Committee’s goal of alignment of compensation with our business strategy, performance, and the interests of our employees and stockholders, as well as reviewing market practices for all elements of executive compensation and approving necessary adjustments to remain competitive.

Although the Board of Directors recommends holding an executive compensation advisory vote once every year, stockholders have the option to specify one of four choices for this matter on their proxy card: every one year, every two years, every three years or abstain. Stockholder are not voting to approve or disapprove of the Board’s recommendation. As an advisory vote, this proposal is not binding on us, our board of directors, or the Compensation Committee. However, our board of directors and the Compensation Committee value the opinions expressed by stockholders in their advisory votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay proposal. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct executive compensation advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Vote Required

The option of one year, two years, or three years that receives a majority of all the votes cast at the annual meeting, if a quorum is present, will be the frequency for the non-binding, advisory vote on executive compensation that has been recommended by stockholders. If none of the options receive a majority of the votes cast, it is the intention of our board of directors to treat the option that receives the most votes as the option selected by the stockholders. Votes are cast either in person via webcast or by proxy. Any shares present but not voted (whether by abstention, broker non-vote, or otherwise) will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal.

Recommendation

Our board of directors unanimously recommends that our stockholders vote to hold future non-binding, advisory votes on executive compensation EVERY YEAR.

PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF BDO USA, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026

The Audit Committee of our board of directors has appointed BDO USA, P.C. to be our independent registered public accounting firm for the year ending December 31, 2026. Representatives of BDO USA, P.C. are expected to be present via webcast at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives also will be available to respond to appropriate questions from the stockholders.

Although it is not required to do so, our board of directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by our stockholders at the annual meeting as a matter of good corporate governance and in order to ascertain the view of the stockholders regarding such appointment.

Vote Required

The affirmative vote of a majority of votes cast on the proposal at the annual meeting, if a quorum is present, will be required to approve this proposal. Votes are cast either in person via webcast or by proxy. Any shares present but not voted (whether by abstention, broker non-vote, or otherwise) will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal. In the event this matter is not ratified by our stockholders, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Recommendation

Our board of directors unanimously recommends a vote “FOR” ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2026.

STOCKHOLDER PROPOSALS

Any proposal by a stockholder for inclusion in proxy solicitation materials for the next annual meeting of stockholders must be received by our Secretary, Nicholas M. Look, at our offices no later than December 30, 2026 and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. If a stockholder desires to nominate a director or present a proposal at the 2027 annual meeting, whether or not the nomination or proposal is intended to be included in the 2027 proxy materials, our bylaws currently require that the stockholder give advance written notice to our Secretary, Nicholas M. Look, no earlier than November 30, 2026 and no later than 5:00 p.m., local time, on December 30, 2026. Stockholders desiring to nominate a director or submit a proposal are advised to examine the Company’s bylaws, as they contain additional submission requirements.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in the discretion of the proxy holder.

Appendix A

Reconciliation of Non-GAAP Financial Measures

Same-Store Facility Results – Years Ended December 31, 2025 and 2024

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2024, excluding four other properties) for the years ended December 31, 2025 and 2024. We consider the following data to be meaningful as this allows generally for the comparison of results without the effects of acquisition, dispositions, development activity, properties impacted by casualty events, lease up properties or similar other such factors (dollars in thousands, except per occupied square foot amounts):

	Same-Store Facilities			Non Same-Store Facilities				Total
	2025	2024	% Change	2025		2024	% Change	2025	2024	% Change
Revenue (1)	$206,896	$203,590	1.6%	$32,872		$7,090	N/M	$239,768	$210,680	13.8%
Property operating expenses (2)	68,555	66,040	3.8%	13,424		3,661	N/M	81,979	69,701	17.6%

Net operating income	$138,341	$137,550	0.6%	$19,448		$3,429	N/M	$157,789	$140,979	11.9%

Number of facilities	149	149		29	(6)	13		178	162
Rentable square feet (3)	11,543,760	11,526,700		2,397,625		1,090,200		13,941,385	12,616,900
Average physical occupancy (4)	92.5%	92.2%	0.3%	87.5%		N/M	N/M	91.9%	92.1%	-0.2%
Annualized rent per occupied square foot (5)	$20.03	$19.98	0.3%	$21.63		N/M	N/M	$20.24	$19.84	2.0%

N/M Not meaningful

(1)	Revenue includes rental income, certain ancillary revenue, administrative and late fees, and excludes Tenant Protection Program revenue.
(2)

Among other expenses, property operating expenses excludes Tenant Protection Program related expense and stock compensation expense related to the grant issued in connection with our Underwritten Public Offering. Please see the reconciliation of net operating income to net income (loss) below for the full detail of adjustments to reconcile net operating income to net income (loss).

(3)

Of the total rentable square feet, parking represented approximately 1,095,000 square feet and 1,040,000 square feet as of December 31, 2025 and 2024, respectively. On a same-store basis, for the same periods, parking represented approximately 970,000 square feet. Amount not in thousands.

(4)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation.

(5)

Determined by dividing the aggregate rental income, net of discounts and concessions and excluding late and administrative fees for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation. We have excluded the rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot. Amount not in thousands.
(6)

Included in the 2025 non same-store data is a self storage facility located in Murfreesboro, Tennessee, consisting of approximately 62,100 square feet that was purchased on February 20, 2025, and sold to Strategic Storage Trust X on October 30, 2025.

Our same-store revenue increased by approximately $3.3 million, or approximately 1.6%, for the year ended December 31, 2025 compared to the year ended December 31, 2024 due to an approximately 0.3% increase in average occupancy, an approximately 0.3% increase in annualized rent per occupied square foot and increased administrative and late fees. Property operating expenses increased by approximately 3.8%, primarily attributable to increased property taxes and payroll costs.

The following table presents a reconciliation of net loss as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated (in thousands):

	Year Ended December 31,
	2025	2024
Net loss	$(1,737)	$(5,887)
Adjusted to exclude:
Tenant Protection Program revenue (1)	(9,748)	(8,296)
Tenant Protection Program related expense	802	983
IPO Grant (2)	3,584	—
Managed Platform revenue	(19,166)	(11,383)
Managed Platform expenses	9,843	3,982
General and administrative	38,211	29,948
Depreciation	63,226	55,175
Intangible amortization expense	9,974	935
Acquisition expenses	2,030	413
Losses from our equity method investments in unconsolidated real estate ventures	407	1,380
Losses from our equity method investments in Managed REITs	444	1,414
Other, net	21	1,282
Interest income	(4,368)	(3,247)
Interest expense	59,895	72,325
Contingent earnout adjustment	221	—
Loss on debt extinguishment	2,533	471
Gain on disposition of real estate	(284)	—
Income tax expense	1,901	1,484

Total net operating income	$157,789	$140,979

(1)

Approximately $8.3 million and $7.9 million of Tenant Protection Program revenue was earned at same-store facilities during the years ended December 31, 2025 and 2024, respectively, with the remaining approximately $1.5 million and $0.4 million earned at non same-store facilities during the years ended December 31, 2025 and 2024, respectively.

(2)	Stock compensation and related expense herein only includes such expense related to the Underwritten Public Offering that is included in property operating expense.

Funds from Operations

Funds from operations (“FFO”) is a non-GAAP financial metric promulgated by the National Association of Real Estate Investment Trusts (“NAREIT”), that we believe is an appropriate supplemental measure to reflect our operating performance.

We define FFO consistent with the standards established by the White Paper on FFO approved by the board of governors of NAREIT (“the White Paper”). The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Additionally, gains and losses from change in control are excluded from the determination of FFO. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Our FFO calculation complies with NAREIT’s policy described above.

FFO, as Adjusted

We use FFO, as adjusted, as an additional non-GAAP financial measure to evaluate our operating performance. FFO, as adjusted, provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, FFO, as adjusted, is a measure used among our peer group, which includes publicly traded REITs. Further, we believe FFO, as adjusted, is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.

In determining FFO, as adjusted, we make further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related asset impairments and intangible amortization, acquisition-related costs, other write-offs incurred in connection with acquisitions, contingent earnout expenses, accretion of fair value of debt adjustments, amortization of debt issuance costs, gains or losses from extinguishment of debt, adjustments of deferred tax assets and liabilities, realized and unrealized gains/losses on foreign exchange transactions, gains/losses on certain foreign exchange and interest rate derivatives not designated for hedge accounting, and other select non-recurring income or expense items which we believe are not indicative of our overall long-term operating performance. We exclude these items from GAAP net income (loss) to arrive at FFO, as adjusted, as they are not the primary drivers in our decision-making process and excluding these items provides investors a view of our continuing operating portfolio performance over time, which in any respective period may experience fluctuations in such acquisition, merger or other similar activities that are not of a long-term operating performance nature. FFO, as adjusted, also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use FFO, as adjusted, as one measure of our operating performance when we formulate corporate goals and evaluate the effectiveness of our strategies.

Presentation of FFO and FFO, as adjusted, is intended to provide useful information to investors as they compare the operating performance of different REITs. However, not all REITs calculate FFO and FFO, as adjusted, the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and FFO, as adjusted, are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations, as an indication of our liquidity or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and FFO, as adjusted, should be reviewed in conjunction with other measurements as an indication of our performance.

The following is a reconciliation of net (loss) income, which is the most directly comparable GAAP financial measure, to FFO (attributable to common stockholders and OP unit holders) and FFO, as adjusted (attributable to common stockholders and OP unit holders), for each of the periods presented below (in thousands):

	Years Ended December 31,
	2025	2024	2023
Net (loss) income	$(1,737)	$(5,887)	$11,647
Other noncontrolling interests	(305)	(507)	(579)
Distributions to preferred stockholders	(3,567)	(12,758)	(12,500)
Less: Accretion—preferred equity costs	(3,644)	—	—
Adjustments:
Depreciation of real estate	61,986	53,975	52,620
Gain on disposition of real estate	(284)	—	—
Amortization of real estate related intangible assets	9,556	715	6,302
Depreciation and amortization of real estate and intangible assets from unconsolidated entities	2,954	2,615	2,375

FFO (attributable to common stockholders and OP unit holders)	64,959	38,153	59,865
Other Adjustments:
Intangible amortization expense—contracts (1)	418	220	292
Acquisition-related expenses (2)	2,512	413	193
Acquisition expenses, amortization of debt issuance costs and foreign currency (gains) losses, net from unconsolidated entities	202	222	69
Loss due to hurricane (3)	—	500	—
Contingent earnout adjustment (4)	221	—	—
Accretion of fair market value of secured debt	719	120	13
Loss on extinguishment of debt (5)	2,533	471	—
Foreign currency and interest rate derivative losses (gains), net (6)	2,264	577	(178)
Transactional expenses (7)	2,422	330	792
IPO Grant (8)	9,458	—	—
Adjustment of deferred tax assets and liabilities (1)	1,046	845	(3,301)
Sponsor funding reduction (9)	1,052	844	34
Accretion—preferred equity costs (1)	3,644	—	—
Amortization of debt issuance costs (1)	4,080	4,115	2,728

FFO, as adjusted (attributable to common stockholders and OP unit holders) (10)	$95,530	$46,810	$60,507

(1)	These items represent the amortization, accretion, or adjustment of intangible assets, debt issuance costs, equity issuance costs, or deferred tax assets and liabilities.
(2)

This represents acquisition expenses associated with investments in real estate that were incurred prior to the acquisitions becoming probable and therefore not capitalized in accordance with our capitalization policy, as well as specific incremental acquisition-related expenses included in general and administrative in our consolidated statements of operations related to certain third party costs for completed acquisitions. This also includes costs associated with a one-time retention plan accrual of approximately $0.2 million, which was established on October 1, 2025 in connection with the Third Party Platform Acquisition.

(3)	Such casualty loss relates to Hurricane Helene, which occurred in September 2024.
(4)	The contingent earnout adjustment represents the adjustment to fair value of the contingent earnout established in connection with the Third Party Platform Acquisition.
(5)	The net loss associated with the extinguishment of debt includes prepayment penalties, defeasance costs, the write-off of unamortized deferred financing fees, and other fees incurred.

(6)

This represents the mark-to-market adjustment for certain of our derivative instruments not designated for hedge accounting and the ineffective portion of the change in fair value of derivatives recognized in earnings. Changes in foreign currency related to our foreign equity investments not classified as long term under GAAP, along with transactions denominated in a currency other than the functional currency of the related entity, which includes both our 2028 Canadian Notes and our 2030 Canadian Notes. There was no adjustment during the year ended December 31, 2025 for the approximately $0.5 million of income received during the period related to the short term forward entered into and settled in the period to hedge interest rate movements related to the 2028 Canadian Notes. Changes in foreign currency related to our foreign equity investments not classified as long term are included in this adjustment.

(7)

Such costs incurred for the year ended December 31, 2025 primarily included: i) approximately $0.9 million related to our Underwritten Public Offering, but were not directly attributable thereto, and were therefore included in general and administrative in our consolidated statements of operations; ii) approximately $1.2 million of termination costs related to our Former Dealer Manager; and iii) approximately $0.6 million of professional fees related to the calculation of our estimated net asset value, which we will no longer incur, given the listing of our common stock and other similar minor amounts. Such costs in 2024 and 2023 relate to our filing of our registration statement on Form S-11 and the pursuit of the offering of our common stock, which was successfully completed in April 2025. As these items are non-recurring and not a primary driver in our decision-making process, FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

(8)

The amounts adjusted for in the table above relate to the stock compensation expense and related employer tax liabilities recorded related to the equity grants issued in connection with the Underwritten Public Offering. FFO is adjusted for its effect to arrive at FFO, as adjusted, and was adjusted for this one-time grant as a means of determining a comparable sustainable operating performance metric.

(9)

Pursuant to the Sponsor Funding Agreement, SmartStop funded certain costs of SST VI’s share sales, and in return receives Series C Units in Strategic Storage Operating Partnership VI, L.P. The excess of the funding over the value of the Series C Units received is accounted for as a reduction of Managed Platform revenue from SST VI over the remaining estimated term of the management contracts with SST VI. FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

(10)

Our calculation of FFO, as adjusted was modified beginning in the period ended March 31, 2024, to add back the amortization of debt issuance costs. Accordingly, the prior periods have been presented here based on the current calculation, which differs from what was previously reported for such periods. This modification was made to reflect what management believes is a more appropriate calculation in light of recently completed debt refinancings as a means of determining a comparable sustainable operating performance metric.

PO Box 43131 Providence, RI 02940-3131 Please detach at perforation before mailing. SMARTSTOP SELF STORAGE REIT, INC. PROXY FOR THE VIRTUAL ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2026 This proxy is solicited on behalf of the SmartStop Self Storage REIT, Inc. Board of Directors. The undersigned stockholder of SmartStop Self Storage REIT, Inc., a Maryland corporation, hereby appoints James R. Barry and Nicholas M. Look, and each of them as proxies, for the undersigned with full power of substitution in each of them, for the 2026 Virtual Annual Meeting of Stockholders of SmartStop Self Storage REIT, Inc., to be held on June 23, 2026 at 9:00 a.m. (PDT), and any and all adjournments and postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all power possessed by the undersigned as if personally present. To participate in the Virtual Annual Meeting of Stockholders connect via webcast by visiting meetnow.global/MLWU9A4, enter the 14-digit control number from the shaded box on this card. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, each of which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. When properly executed, this proxy will be voted as specified by the undersigned stockholder. If no voting instruction is given as to any item, this proxy will be voted “FOR” each of the nominees in Item 1, “FOR” Items 2 and 4 and “1 YEAR” for Item 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Virtual Annual Meeting, including matters incident to its conduct. VOTE VIA THE INTERNET: www.proxy-direct.com VOTE VIA THE TELEPHONE: 1-800-337-3503 SSS_35060_040226 PLEASE SIGN, DATE ON THE REVERSE SIDE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE xxxxxxxxxxxxxxcode

EVERY STOCKHOLDER’S VOTE IS IMPORTANT Important Notice Regarding the Availability of Proxy Materials for the SmartStop Self Storage REIT, Inc. Virtual Annual Meeting of Stockholders to be held June 23, 2026. The Annual Report and Proxy Statement for this meeting are available at: https://www.proxy-direct.com/sma-35060 Please detach at perforation before mailing. TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN IN THIS EXAMPLE:X THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED IN ITEM 1, “FOR” ITEMS 2 AND 4, AND “1 YEAR” FOR ITEM 3. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THESE RECOMMENDATIONS. Proposals 1. The election of six directors, each to serve until the 2027 annual meeting of stockholders and until his or her successor is duly elected and qualifies. Nominees: FORWITHHOLD FORWITHHOLD FORWITHHOLD 01. H. Michael Schwartz ‘ ‘ 02. Harold “Skip” Perry ‘ ‘ 03. David J. Mueller ‘ ‘ 04. Timothy S. Morris’ ‘ 05. Lora Gotcheva ‘ ‘ 06. Wayne Johnson ‘ ‘ 2. The approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement: 3. The approval, on a non-binding, advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers. 4. The ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2026 Authorized Signatures — This section must be completed for your vote to be counted.— Sign and Date Below Note: Please sign exactly as your name(s) appear(s) on this proxy card, and date it. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, officer of corporation or other entity or in another representative capacity, please give the full title under the signature. Date (mm/dd/yyyy) — Please print date belowSignature 1 — Please keep signature within the box Signature 2 — Please keep signature within the box Scanner bar code xxxxxxxxxxxxxx SSS 35060xxxxxxxx